Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (the “Agreement”) is entered into as of the 29th day of April 2004, by and among CNL HOSPITALITY PROPERTIES, INC., a Maryland corporation (“CHP”), CNL HOSPITALITY PROPERTIES ACQUISITION CORP., a Florida corporation and wholly-owned subsidiary of CHP (“CHPAC”), CNL HOSPITALITY CORP., a Florida corporation (the “Advisor”), and CNL REAL ESTATE GROUP, INC., a Florida corporation (“CREG”), FIVE ARROWS REALTY SECURITIES II, LLC, a Delaware limited liability company (“FARS”), the other stockholders of the Advisor listed on the signature page hereto under the heading “Stockholders” (collectively, the “Other Stockholders”) and by this reference made a party hereof (CREG, FARS, and the Other Stockholders, are each referred to herein as a “Stockholder” and collectively referred to as the “Stockholders”), and CNL FINANCIAL GROUP, INC., a Florida corporation (“Guarantor”). CHP, CHPAC, the Advisor, the Stockholders and Guarantor are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS:

      WHEREAS, the Parties hereto desire to consummate a merger (the “Merger”) whereby the Advisor will be merged with and into CHPAC and CHPAC will be the surviving corporation in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act, as amended from time to time (the “Florida BCA”);

      WHEREAS, the Board of Directors of CHP formed a special committee comprised of three of the independent directors of CHP (the “Special Committee”) to, among other things, consider and evaluate the terms of the Merger and, in connection therewith, the Special Committee has received a written fairness opinion (the “Fairness Opinion”) from Lehman Brothers, Inc. to the effect that as of the date of this Agreement, subject to the assumptions, qualifications and limitations stated therein, the consideration to be paid by CHP in the Merger is fair, from a financial point of view, to CHP;

      WHEREAS, after due deliberation and consideration of various relevant factors, the Special Committee determined that the Merger is advisable and in the best interests of CHP and its stockholders and, accordingly, has recommended that the Board of Directors of CHP approve the Merger;

      WHEREAS, the Board of Directors of CHP (the “CHP Board of Directors”) (excluding any member of the CHP Board of Directors who is a Stockholder or an Affiliate of any Stockholder or the Advisor), based on the recommendation of the Special Committee, has determined that the Merger is advisable and in the best interests of CHP and its stockholders and, accordingly, has approved the Merger and has directed that the Merger be submitted to the stockholders of CHP for consideration at the 2004 annual meeting of stockholders of CHP (the “CHP Stockholders Meeting”);

      WHEREAS, the Board of Directors of CHPAC has determined that the Merger is advisable and unanimously approved the Merger and CHP, as the sole stockholder of CHPAC, has approved the Merger;

      WHEREAS, the Board of Directors of the Advisor has unanimously determined that the Merger is advisable and in the best interests of the Advisor and the Stockholders and, accordingly, has unanimously approved the Merger and adopted the Agreement, and the Stockholders have unanimously approved the Agreement and the Merger by unanimous written consent;

      WHEREAS, prior to the execution and delivery of this Agreement, each of the Stockholders (i) was given the opportunity to elect to receive its respective Pro Rata Percentage of the Merger Consideration (as such terms are defined below) in cash in lieu of CHP Common Shares, (ii) has made the election indicated opposite such Stockholder’s name on Schedule I to this Agreement, and (iii) hereby consents to the payment of cash in lieu of CHP Common Shares to one of the Stockholders pursuant to this Agreement;

      WHEREAS, as an inducement to CHP and CHPAC to enter into this Agreement and to consummate the Merger, (i) Guarantor has agreed to provide a guarantee of certain of the obligations of the Stockholders, on the terms and subject to the conditions set forth in this Agreement, and (ii) each member of the CNL Group (as defined below) has agreed to enter into, and to honor the terms and conditions of the covenants not to compete contained in Section 9.5 of this Agreement, which covenants not to compete, including the duration thereof, CHP and CHPAC have deemed to be necessary to protect and enhance the long term financing and business strategy of CHP and the Surviving Corporation; and

      WHEREAS, for federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization under Section 368(a)(1)(A) of the Code.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

      1.1     Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

      “Advisor” has the meaning set forth in the preface above.

      “Advisor Common Shares” means the shares of the Class A common stock, $1.00 par value per share, and the shares of the Class B common stock, $1.00 par value per share, of the Advisor.

      “Advisor Common Share Certificates” has the meaning set forth in Section 4.1 below.

      “Advisory Agreement” and “Advisory Agreements” have the meaning set forth in Section 8.13 below.

      “Advisor Amendment” has the meaning set forth in Section 8.21

      “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      “Affiliated Group” means any affiliated group within the meaning of Code Section 1504, or any similar group defined under a similar provision of state, local or foreign law.

      “Agreement” has the meaning set forth in the preface above.

      “Articles of Merger” has the meaning set forth in Section 2.2 below.

      “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

      “Cash Reserve” has the meaning set forth in Section 8.17 below.

      “CHP” has the meaning set forth in the preface above.

      “CHP Board of Directors” has the meaning set forth in the fourth paragraph of the Recitals above.

      “CHP Charter Amendment” has the meaning set forth in Section 8.6 below.

      “CHP Common Shares” shall mean the common shares, par value $0.01 per share, of CHP.

      “CHP II” has the meaning set forth in Section 9.5 below.

      “CHP Indemnity Claim” has the meaning set forth in Section 12.1 below.

      “CHP SEC Documents” has the meaning set forth in Section 6.8 below.

      “CHP Stockholder Approval” has the meaning set forth in Section 6.4 below.

      “CHP Stockholders Meeting” has the meaning set forth in the fourth paragraph of the Recitals above.

      “CHPAC” has the meaning set forth in the preface above.

      “Claims” has the meaning set forth in Section 12.6 below.

      “Closing” has the meaning set forth in Section 2.3 below.

      “Closing Date” has the meaning set forth in Section 2.3 below.

      “CNL Group” has the meaning set forth in Section 9.5 below.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Commercially reasonable efforts” means as to a Party, an undertaking by such Party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (i) expend funds other than for the payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such Party in connection with the performance or satisfaction of such obligation or duty or other action, (ii) institute litigation or arbitration as a part of its commercially reasonable efforts or (iii) amend, waive or modify a term or condition of, or grant any concessions under or with respect to, or pay or commit to pay any amount under or with respect to, any contract or relationship with respect to which an approval, consent or waiver is sought or any other agreement or relationship with such person (other than nominal filing and application fees and reasonable and customary consent fees).

      “Confidential Information” means any information concerning the businesses and affairs of the Advisor or CHP, if any, that is not already generally available to the public.

      “CREG” has the meaning set forth in the preface above.

      “Disclosure Schedule” has the meaning set forth in the first paragraph of Article 7 below.

      “Development Company” has the meaning set forth in the Section 7.6 below.

      “Effective Time” has the meaning set forth in Section 2.2 below.

      “Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

      “Employee Stock Purchase Agreement” means each of the CNL Hospitality Corp. Employee Stock Purchase Agreements dated March 23, 2004, by and among the Advisor, CREG and each of James M. Seneff, Jr., Robert A. Bourne, Thomas J. Hutchison III, C. Brian Strickland, John A. Griswold, Paul H. Williams and Barry A.N. Bloom.

      “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

      “Employment Agreements” has the meaning set forth in Section 10.2(i) below.

      “Enterprise Agreement” has the meaning set forth in Section 8.18 below.

      “Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      “Fairness Opinion” has the meaning set forth in the second paragraph of the Recitals above.

      “FARS” has the meaning set forth in the preface above.

      “FARS Note” has the meaning set forth in Section 7.30 below.

      “Fiduciary” has the meaning set forth in ERISA Section 3(21).

      “Financial Statements” has the meaning set forth in Section 7.7 below.

      “Florida BCA” has the meaning set forth in the first paragraph of the Recitals above.

      “GAAP” means United States generally accepted accounting principles as in effect from time to time.

      “Guarantor” has the meaning set forth in the preface above.

      “Indemnifying Stockholders” has the meaning set forth in Section 12.1 below.

      “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation) and domain name registrations, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      “IRS” means the Internal Revenue Service.

      “Knowledge” means, (i) in the case of the Advisor and CHP, (A) the actual knowledge of the directors and executive officers of such corporation and (B) the knowledge the directors and executive officers of such corporation would have following a reasonable investigation and, (ii) in the case of the Stockholders, (A) the collective actual knowledge of all of the Stockholders (which, in the case of any Stockholder that is a corporation or other entity, shall mean the actual knowledge of the directors and executive officers of such Stockholder) and (B) the collective knowledge the Stockholders would have following a reasonable investigation (which, in the case of any Stockholder that is a corporation or other entity, shall mean the knowledge the directors and executive officers of such Stockholder would have following a reasonable investigation). For the purposes of this Agreement, the knowledge of one Stockholder shall be attributed to the other Stockholders.

      “Known” and “Knowingly” mean that the Advisor, the Stockholders or CHP, as applicable, had Knowledge of the particular matter or took the action described with prior Knowledge.

      “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      “Listing” has the meaning set forth in Section 10.1(b) below.

      “Losses” has the meaning set forth in Section 12.6 below.

      “Material Adverse Effect” means, as to any Party, a material adverse effect on the business, properties, operations, results of operations, condition (financial or otherwise) or future prospects of such party; provided, however, that an adverse change in general business or economic conditions or an adverse change generally applicable to the industry in which such Party or any of its subsidiaries operate, and not specifically relating to such Party or any of its subsidiaries, so long as such adverse change does not have a materially greater adverse effect on such Party and its subsidiaries, taken as a whole, than on other participants in the industry in which such Party and its subsidiaries operate (other than as a result solely of such party’s size relative to other participants in the industry) shall not be deemed to constitute or shall not be taken into account in determining the occurrence of a material adverse effect.

      “Merger” has the meaning set forth in the first paragraph of the Recitals above.

      “Merger Consideration” has the meaning set forth in Section 4.1 below.

      “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

      “Most Recent Financial Statements” has the meaning set forth in Section 7.7 below.

      “Most Recent Fiscal Quarter End” has the meaning set forth in Section 7.7 below.

      “Most Recent Fiscal Year End” has the meaning set forth in Section 7.7 below.

      “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

      “New Brand License Agreement” has the meaning set forth in Section 8.19 below.

      “New Inter-Company Agreements” has the meaning set forth in Section 8.18 below.

      “NYSE” means the New York Stock Exchange.

      “Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).

      “Party” or “Parties” has the meaning set forth in the preface above.

      “PBGC” means the Pension Benefit Guaranty Corporation.

      “Permitted Transfer” has the meaning set forth in Section 4.4 below.

      “Per Share Price” shall mean, (i) if the Underwritten Offering is consummated prior to the Closing, the per share offering price to the public of CHP Common Shares in the Underwritten Offering or, (ii) if the Underwritten Offering shall not have been consummated prior to the Closing, the greater of (A) $10.00 per share (which amount shall be proportionately adjusted if the number of outstanding CHP Common Shares is increased or decreased after the date of this Agreement on account of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend or other pro rata distribution payable in capital stock of CHP) or (B) the average closing price per share of the CHP Common Shares on the NYSE on the 20-trading day period ending on the second business day prior to the Closing.

      “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or other entity.

      “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

      “Proposed Indemnity Action” has the meaning set forth in Section 12.9 below.

      “Pro Rata Percentage” has the meaning set forth in Section 4.2.

      “Proxy Statement” has the meaning set forth in Section 8.6 below.

      “Registration Rights Agreement” has the meaning set forth in Section 8.16 below.

      “Reportable Event” has the meaning set forth in ERISA Section 4043.

      “Representative” has the meaning set forth in Section 12.3 below.

      “Restricted Period” has the meaning set forth in Section 9.5 below.

      “SEC” means the Securities and Exchange Commission.

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      “Special Committee” has the meaning set forth in the second paragraph of the Recitals above.

      “Stockholder Consideration” has the meaning set forth in Section 12.6 below.

      “Stockholder Indemnity Claim” has the meaning set forth in Section 12.2 below.

      “Stockholders” has the meaning set forth in the preface above.

      “Stockholders’ Obligations” has the meaning set forth in Section 13.2 below.

      “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or otherwise control the management.

      “Surviving Corporation” has the meaning set forth in Section 2.1 below.

      “Takeover Statute” has the meaning set forth in Section 8.11.

      “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      “Tax Sharing Agreement” has the meaning set forth in Section 10.2(p) below.

      “Third Party Claim” has the meaning set forth in Section 12.4 below.

      “Underwritten Offering” has the meaning set forth in Section 10.2(b) below.

      “Working Capital Schedule” has the meaning set forth in Section 8.17 below.

ARTICLE 2

MERGER; EFFECTIVE TIME; CLOSING

      2.1     Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida BCA, at the Effective Time, CHPAC and the Advisor shall consummate the Merger in which (i) the Advisor shall be merged with and into CHPAC and the separate corporate existence of the Advisor shall thereupon cease, (ii) CHPAC shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Florida and (iii) the separate corporate existence of CHPAC, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the Florida BCA.

      2.2     Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, CHPAC and the Advisor shall (i) cause to be executed Articles of Merger in the form required by the Florida BCA (the “Articles of Merger”), (ii) cause the Articles of Merger to be filed with the Florida Department of State as provided in the Florida BCA and (iii) make all other filings or recordings required under the Florida BCA to consummate the Merger. The Merger shall become effective upon the later of (i) such time as the Articles of Merger is duly filed with the Florida Secretary of State or (ii) such other time as is agreed upon by the Representative and CHP and specified in the Articles of Merger. Such time is hereinafter referred to as the “Effective Time.”

      2.3     The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, commencing at 9:00 a.m., New York City time, on such date as within five (5) business days following the fulfillment or waiver (to the extent permitted by applicable law) of the conditions set forth in Article 10 (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date, time or place as CHP and the Representative may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article 10 (the “Closing Date”).

ARTICLE 3

ARTICLES OF INCORPORATION; BY-LAWS; AND

DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

      3.1     Articles of Incorporation. The articles of incorporation of CHPAC, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or under applicable law.

      3.2     By-Laws. The by-laws of CHPAC, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.

      3.3     Directors and Officers. The directors and officers of CHPAC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE 4

MERGER CONSIDERATION

      4.1     Merger Consideration; Conversion or Cancellation of Advisor Common Shares in Merger. At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Advisor Common Shares shall be converted into the right to receive CHP Common Shares having an aggregate value of $297 million (the “Merger Consideration”) pursuant to the terms of Section 4.2 below, unless and to the extent any Stockholder has elected to receive cash in lieu of CHP Common Shares pursuant to and in accordance with the terms of this Agreement. As of the Effective Time, all Advisor Common Shares shall cease to be outstanding, and shall be canceled and retired and shall cease to exist, and each Stockholder, as the holder of certificates representing any of such Advisor Common Shares (the “Advisor Common Share Certificates”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. As of the Effective Time, all of the shares of common stock of CHPAC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding shares of common stock of the Surviving Corporation and shall be unchanged. For purposes of this Section 4.1 and Section 4.2 below, the aggregate value of any CHP Common Shares received by the Stockholders as Merger Consideration shall be determined based on the Per Share Price, and the aggregate number of CHP Common Shares to be issued in the Merger shall be equal to $297 million, less the amount of any cash payments pursuant to Section 4.2 below, divided by the Per Share Price.

      4.2     Exchange of Certificates; Payment of Merger Consideration. Prior to the execution and delivery of this Agreement, each of the Stockholders (i) was given the opportunity to elect to receive its respective Pro Rata Percentage of the Merger Consideration in cash in lieu of CHP Common Shares and (ii) irrevocably made the election indicated opposite such Stockholder’s name on Schedule I to this Agreement. At the Closing, upon surrender to CHP of the Advisor Common Share Certificates by the Stockholders for cancellation, properly endorsed for transfer, together with any other required documents, (x) each of the Stockholders (who have not elected to receive cash in lieu of CHP Common Shares as set forth opposite such Stockholder’s name on Schedule I of this Agreement) shall receive CHP Common Shares, pro rata based on their relative equity interests in the Advisor as of the Closing Date, as set forth opposite such Stockholder’s name on Schedule I to the Agreement (which Schedule I will be amended to reflect any transfer of any Advisor Common Shares between the date of the Agreement and the Closing Date as contemplated in Section 4.4 below) (each such Stockholder’s equity percentage set forth on Schedule I, its “Pro Rata Percentage”), and each of the Advisor Common Share Certificates so surrendered shall forthwith be canceled, and (y) each of the Stockholders who has elected to receive cash in lieu of CHP Common Shares as set forth opposite such Stockholder’s name on Schedule I to this Agreement shall receive its Pro Rata Percentage of the Merger Consideration in cash in lieu of CHP Common Shares; provided, however, that in no event shall the amount of cash received by the Stockholders as Merger Consideration in the Merger (other than amounts paid as cash in lieu of fractional CHP Common Shares) exceed 10% of the aggregate value of the Merger Consideration, and each of the Advisor Common Share Certificates so surrendered shall forthwith be canceled. Prior to the Closing, Schedule I shall be amended by CHP and the Advisor to indicate the number of CHP Common Shares and the amount of cash to be delivered to each of the Stockholders pursuant to this Section 4.2 based on their Pro Rata Percentage of the Merger Consideration. The Stockholders (other than any Stockholder electing to receive cash in lieu of CHP Common Shares) shall also receive cash in lieu of fractional CHP Common Shares as contemplated by Section 4.3. If any Advisor Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such Advisor Common Share Certificate to be lost, stolen or destroyed, and, if requested by CHP, the posting by such Stockholder of a bond in such reasonable amount as CHP reasonably may direct as indemnity against any claim that may be made against them with respect to such Advisor Common Share Certificate, CHP will issue in exchange for such lost, stolen or destroyed Advisor Common Share Certificate the CHP Common Shares and cash to which the holder thereof is entitled pursuant to this Section 4.2.

      4.3     Fractional CHP Common Shares. No certificates representing fractional CHP Common Shares shall be issued upon surrender of any Advisor Common Share Certificates in payment of any Merger Consideration. In connection with the payment of the Merger Consideration, in lieu of any fractional CHP Common Shares, there shall be paid to each holder of Advisor Common Shares who otherwise would be entitled to receive a fractional CHP Common Share an amount of cash (without interest) determined by multiplying such fraction by the Per Share Price.

      4.4     Transfer of Advisor Common Shares. (a) No transfers of Advisor Common Shares shall be made on the stock transfer books of the Advisor after the date of this Agreement, and (b) each Stockholder agrees not to transfer any Advisor Common Shares after the date of this Agreement and before the Closing Date;

provided, however, the restrictions on transfer of the Advisor Common Shares contained in this Section 4.4 shall not apply to transfers to CREG of Advisor Common Shares prior to the Closing Date pursuant to the CREG Purchase Options under those certain Employee Stock Purchase Agreements among the Advisor, CREG and the respective officers or employees party thereto (a “Permitted Transfer”); provided that, in the case of a Permitted Transfer specified above, (x) prior to such transfer, the transferring Stockholder causes the prospective transferee (to the extent not already a Party to this Agreement) to execute and deliver an undertaking to become a Party to this Agreement and to have all the rights and obligations of a Stockholder hereunder and to approve this Agreement, the Merger and the other transactions contemplated in this Agreement and (y) such prospective transferee qualifies as an “accredited investor” within the meaning of the Securities Act. In the case of any Permitted Transfer in accordance with this Section 4.4, CHP shall have the absolute right to amend this Agreement for the sole purpose of adding such transferee (to the extent such transferee is not already a Party to this Agreement) and to add such transferee’s name and Pro Rata Percentage on Schedule I.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      Each of the Stockholders, severally, but not jointly, represents and warrants to CHP and CHPAC that the statements contained in this Article 5 are correct and complete as of the date hereof with respect to itself or himself:

      5.1     Organization and Qualification. CREG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. FARS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2     Authorization of Transaction. Each of the Stockholders has full power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CREG and the Board of Managers of FARS. No other corporate proceedings on the part of CREG or FARS are necessary to authorize the consummation of the transactions contemplated hereby on behalf of CREG or FARS. This Agreement has been duly and validly executed and delivered by each of the Stockholders and constitutes the valid and legally binding obligation of each of the Stockholders, enforceable against such Stockholders in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to the Stockholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as (A) are set forth on Section 5.2 of the Disclosure Schedule (as defined below) or (B) may be required under the “blue sky” laws of various states, to the extent applicable.

      5.3     Noncontravention. Except as set forth in Section 5.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by the Stockholders, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Stockholder is subject or any provision of its articles of incorporation, certificate of formation, by-laws, limited liability company agreement or other organizational documents, as applicable, or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Stockholder is a party or by which it or he is bound or to which any of its or his assets is subject, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Advisor or substantially impair or delay the consummation of the transactions contemplated hereby.

      5.4     Investment. (a) Each of the Stockholders who acquires CHP Common Shares in the Merger: (i) understands that the CHP Common Shares acquired by such Stockholder pursuant to this Agreement have not been registered under the Securities Act, or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering and may not be offered or sold unless (A) such offer or sale has been registered under the Securities Act, (B) such offer or sale is made in conformity with the holding period, volume and other limitations of Rule 144 promulgated by the SEC under the Securities Act, or (C) in the written opinion of counsel reasonably acceptable to CHP, some other exemption from registration is available with respect to any proposed sale, transfer or other disposition of such CHP Common Shares; (ii) is acquiring the CHP Common Shares solely for its or his own account for investment purposes, and not with a view towards the distribution thereof; (iii) is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) and is a sophisticated investor with knowledge and experience in business and financial matters; (iv) has received certain information concerning CHP, including, without limitation, (A) the most recent annual report on Form 10-K, (B) any current reports on Form 8-K since December 31, 2003, in each case as filed by CHP under the Securities Exchange Act, and (C) the most recent annual report to stockholders of CHP, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding CHP Common Shares; and (v) is able to bear the economic risk and lack of liquidity inherent in holding CHP Common Shares which have not been registered under the Securities Act.

      (b) Each of the Stockholders who acquires CHP Common Shares in the Merger represents that it or he has been advised and understands that, subject to applicable federal and state securities laws, stop transfer instructions will be given to CHP’s transfer agent with respect to such CHP Common Shares and that a legend setting forth the following restrictions on transfer will be set forth on the certificates for such CHP Common Shares or any substitutions therefor:

      “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.”

      5.5     Advisor Common Shares. Except as set forth in Section 7.2 of the Disclosure Schedule, each of the Stockholders holds of record and owns beneficially the number and class of the Advisor Common Shares set forth next to its or his name in Section 7.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except for the agreements set forth on Section 5.5 of the Disclosure Schedule, none of the Stockholders is a party to any option, warrant, purchase right, or other contract or commitment that could require one or more Stockholders to sell, transfer, or otherwise dispose of any the Advisor Common Shares (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Advisor Common Shares.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CHP AND CHPAC

      CHP and CHPAC jointly and severally represent and warrant to the Stockholders and the Advisor that the statements contained in this Article 6 are correct and complete as of the date hereof:

      6.1     Organization of CHP and CHPAC. Each of CHP and CHPAC is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

      6.2     Capital Stock. The authorized capital stock of CHP consists of 516,000,000 equity shares, 450,000,000 of which are CHP Common Shares, 3,000,000 of which are preferred shares, par value $.01 per share, and 63,000,000 of which are excess shares, par value $.01 per share. As of February 28, 2004, 270,937,570 CHP Common Shares, no preferred shares and no excess shares were issued and outstanding. Since February 28, 2004, CHP has not issued any shares of capital stock except pursuant to the exercise of options outstanding on such date to purchase CHP Common Shares or pursuant to CHP’s dividend reinvestment plan. All outstanding CHP Common Shares are, and all CHP Common Shares issuable under stock option plans of CHP, or pursuant to CHP’s dividend reinvestment plan, will be when issued in accordance with the terms thereof duly authorized, validly issued, fully paid and nonassessable. Except for the CHP Common Shares reserved for issuance pursuant to stock option plans of CHP or CHP’s dividend reinvestment plan, there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which CHP is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock.

      6.3     Authorization for CHP Common Shares. The CHP Common Shares issued as Merger Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of CHP will have any preemptive right or similar rights of subscription or purchase in respect thereof. The CHP Common Shares issued as Merger Consideration will, subject to the accuracy of the Stockholders’ representations contained in Section 5.4 hereof, be exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws.

      6.4     Authorization of Transaction. Each of CHP and CHPAC has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, subject to the approval of the Merger at the CHP Stockholders Meeting by the affirmative vote of at least a majority of the votes cast on the Merger by holders of CHP Common Shares entitled to vote thereon (other than CHP Common Shares owned of record or beneficially by interested directors or their Affiliates), provided that the total votes cast represent over 50% of the CHP Common Shares entitled to vote on the Merger (the “CHP Stockholder Approval”), as required pursuant to this Agreement. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Board of Directors of CHP, by the Board of Directors of CHPAC and by CHP as the sole stockholder of CHPAC. Other than the CHP Stockholder Approval that is required pursuant to this Agreement, no other corporate proceedings on the part of CHP and CHPAC are necessary to authorize the consummation of the Merger on behalf of CHP and CHPAC. This Agreement constitutes the valid and legally binding obligation of each of CHP and CHPAC, enforceable in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to CHP or CHPAC in connection with the execution and delivery of this Agreement or the consummation of the Merger, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under (A) the “blue sky” laws of various states, to the extent applicable, or (B) the rules and regulations of the NYSE.

      6.5     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by CHP or CHPAC, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either CHP or CHPAC is subject or any provision of its articles of incorporation or by-laws or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either CHP or CHPAC is a party or by which it is bound or to which any of its assets is subject, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on CHP or CHPAC or substantially impair or delay the consummation of the transactions contemplated hereby.

      6.6     Brokers’ Fees. Except for the fees and expenses paid or payable to Lehman Brothers, Inc. with respect to the delivery of the Fairness Opinion to the Special Committee, including any updates thereto, neither CHP nor CHPAC has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Merger.

      6.7     Information. The Proxy Statement will not at the time filed with the SEC, at the time of mailing the Proxy Statement to the stockholders of CHP or at the time of the CHP Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by CHP with respect to statements made therein based on information supplied by or on behalf of the Stockholders or the Advisor for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act.

      6.8     SEC Documents. Since January 1, 2003, CHP has filed with the SEC all reports and other documents required to be filed by it during such period under the Securities Exchange Act (the “CHP SEC Documents”). At the respective times they were filed, none of the CHP SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent corrected in a subsequently filed CHP SEC Document. The consolidated financial statements (including in each case any notes thereto) of CHP included in the CHP SEC Documents were prepared in conformity with GAAP consistently applied throughout the periods covered thereby (except in each case as described in the notes thereto) and fairly presented in all material respects the consolidated financial position, results of operations and cash flows of CHP and its consolidated subsidiaries as at the respective dates thereof and for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments and to any other adjustments described therein), except to the extent corrected in a subsequently filed CHP SEC Document.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES CONCERNING THE ADVISOR

      The Stockholders (other than FARS) and the Advisor represent and warrant to CHP and CHPAC that the statements contained in this Article 7 are correct and complete, except as set forth in the disclosure schedule delivered by the Stockholders (other than FARS) and the Advisor to CHP and CHPAC immediately prior to the execution and delivery of this Agreement (the “Disclosure Schedule”); it being understood that with respect to any matter included in Sections 7.11(a), 7.11(c), 7.15(f), 7.19, 7.21 or 7.23 of the Disclosure Schedule, for purposes of the indemnification provided in Article 12, such matter shall be treated as if such matter was not included in the Disclosure Schedule and shall continue to be the subject of and covered by the indemnification provisions of Article 12 of this Agreement notwithstanding its inclusion therein. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 7.

      7.1     Organization, Qualification, and Corporate Power. Each of the Advisor and the Development Company (as defined below) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Each of the Advisor and the Development Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the Merger. Except as set forth in Section 7.1 of the Disclosure Schedule, each of the Advisor and the Development Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to be so licensed, permitted or authorized would not have a Material Adverse Effect on the Advisor. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the articles of incorporation and by-laws of the Advisor and the Development Company (in each case, as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Advisor and the Development Company are correct and complete in all material respects. Each of the Advisor and the Development Company is not in default under or in violation of any provision of its articles of incorporation or by-laws. All corporate actions taken by the Advisor and the Development Company have been taken in compliance with all applicable provisions of the Florida BCA.

      7.2     Capitalization. The entire authorized capital stock of the Advisor consists of (i) 10,000 shares of Class A common stock, $1.00 par value per share, of which 2,000 shares are issued and outstanding, and (ii) 5,000 shares of Class B common stock, $1.00 par value per share, of which 1,377.11 shares are issued and outstanding. No Advisor Common Shares are held in treasury. All of the issued and outstanding Advisor Common Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the respective Stockholders as set forth in Section 7.2 of the Disclosure Schedule. The entire authorized capital stock of the Development Company (as defined below) consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Development Company have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record and beneficially by the Advisor. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Advisor or the Development Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Advisor or the Development Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Advisor Common Shares or any shares of capital stock of the Development Company.

      7.3     Authorization of Transaction. The Advisor has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Advisor. No other corporate proceedings on the part of the Advisor are necessary to authorize the consummation of the transactions contemplated hereby on behalf of the Advisor. This Agreement constitutes the valid and legally binding obligation of the Advisor, enforceable in accordance with its terms and conditions. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to the Advisor or any subsidiary of the Advisor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of any reports and filings under the Securities Act and the Securities Exchange Act as may be required in connection with this Agreement and the Merger, (ii) the filing of the Articles of Merger with the Florida Department of State, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as (A) are set forth on Section 7.3 of the Disclosure Schedule or (B) may be required under (I) the “blue sky” laws of various states, to the extent applicable, or (II) the rules and regulations of the NYSE.

      7.4     Noncontravention. Except as set forth in Section 7.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by the Advisor, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Advisor or the Development Company is subject or any provision of the articles of incorporation or bylaws of the Advisor or the Development Company or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or approval under any agreement, contract, lease, license, instrument, or other arrangement to which the Advisor or the Development Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

      7.5     Title to Assets. Except as set forth on Section 7.5 of the Disclosure Schedule, each of the Advisor and the Development Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or the Most Recent Pro Forma Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (other than those disclosed in the Most Recent Balance Sheet), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet or the Most Recent Pro Forma Balance Sheet.

      7.6     Subsidiaries. The Advisor’s business is conducted entirely by and through the Advisor and its wholly owned subsidiary, CNL Hotel Development Company, a Florida corporation (the “Development Company”). The Advisor has no direct or indirect Subsidiaries, operating or otherwise, other than the Development Company, nor are there any other entities that the Advisor otherwise directly or indirectly controls or in which it has any ownership or other interest, and the Advisor does not have the right or obligation to acquire any shares of stock or other interest in any other Person. The Stockholders (other than FARS) or any other Affiliates have not taken or omitted to take any action which has resulted in, or will result in, the Advisor being or becoming a party to or bound by, any agreement, arrangement or understanding to which the Advisor will remain obligated or bound following the Closing, relating to the acquisition by the Advisor of any entity or all or substantially all of the assets of any Person.

      7.7     Financial Statements. The Advisor has delivered to CHP its (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2002 and December 31, 2003 (the “Most Recent Fiscal Year End”); and (ii) unaudited balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the three months ended March 31, 2004 (the “Most Recent Fiscal Quarter End”) (the financial statements described in clauses (i) and (ii) of this Section 7.7 are hereinafter referred to as the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Advisor as of such dates and the results of operations of the Advisor for such periods, and are consistent with the books and records of the Advisor (which books and records are correct and complete in all material respects); provided that, the Most Recent Financial Statements do not contain any notes.

      7.8     Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement. Without limiting the generality of the foregoing, except as set forth on Section 7.8 of the Disclosure Schedule, since that date:

(a) each of the Advisor and the Development Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) each of the Advisor and the Development Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business, other than contracts or subcontracts entered into in the Ordinary Course of Business by the Development Company involving less than $100,000;

(c) no party (including the Advisor and the Development Company) has accelerated, terminated, modified, or canceled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Advisor or the Development Company is a party or by which it is bound;

(d) each of the Advisor and the Development Company has not imposed any Security Interest upon any of its assets, tangible or intangible other than in the Ordinary Course of Business;

(e) each of the Advisor and the Development Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(f) each of the Advisor and the Development Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) each of the Advisor and the Development Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) each of the Advisor and the Development Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i) each of the Advisor and the Development Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(j) each of the Advisor and the Development Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no change made or authorized in the articles of incorporation or by-laws of the Advisor or the Development Company;

(l) each of the Advisor and the Development Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m) each of the Advisor and the Development Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(n) each of the Advisor and the Development Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(o) each of the Advisor and the Development Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p) each of the Advisor and the Development Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(q) each of the Advisor and the Development Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(r) each of the Advisor and the Development Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) each of the Advisor and the Development Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;

(t) each of the Advisor and the Development Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(u) to the Knowledge of the Stockholders and the Advisor, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Advisor or the Development Company; and

(v) to the Knowledge of the Stockholders and the Advisor, each of the Advisor and the Development Company is not under any legal obligation, whether written or oral, to do any of the foregoing.

      7.9     Undisclosed Liabilities. Each of the Advisor and the Development Company does not have any Liability (and to the Knowledge of the Advisor and the Stockholders, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities which are reflected in, reserved against or otherwise described in the Most Recent Balance Sheet (including the notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and which are not material, individually or in the aggregate. As of the Closing, the Advisor will not have any Liabilities other than as set forth on Section 7.9 of the Disclosure Schedule.

      7.10     Legal Compliance. Each of the Advisor and the Development Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the violation of which could have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except as disclosed in Section 7.10 of the Disclosure Schedule.

      7.11     Tax Matters.

      (a) Each of the Advisor and the Development Company has timely filed (including any extensions) all Tax Returns that it was required to file with any taxing authority, including, without limitation, any Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Advisor or the Development Company (whether or not shown on any filed Tax Return and whether or not yet due) have been paid. Without limiting the foregoing, neither the Advisor nor the Development Company will have any Liability for Taxes, whether or not yet payable, for the taxable period of the Advisor and the Development Company that includes the Effective Time (including Taxes attributable to income and gain recognized by the Advisor in connection with or by reason of the Merger) in excess of the amounts actually paid by or on behalf of the Advisor or the Development Company at or prior to the Effective Time to the applicable taxing authority plus the amount of cash held in the Cash Reserve for payment of such Taxes. Except as disclosed in Section 7.11(a) of the Disclosure Schedule, neither the Advisor nor the Development Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Advisor and the Development Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Advisor or the Development Company that arose in connection with any failure (or alleged failure) to pay any Tax.

      (b) Each of the Advisor and the Development Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) No Basis exists for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Advisor or the Development Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Stockholders has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Advisor and the Development Company for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Advisor and the Development Company since December 31, 1999.

      (d) Neither the Advisor nor the Development Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (e) The Advisor has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Advisor has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments (whether in connection with the Merger or otherwise) that would not be deductible under Code Section 280G. The Advisor is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Advisor and the Development Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Advisor nor the Development Company is a party to any Tax allocation or sharing agreement, except as disclosed in Section 7.11(e) of the Disclosure Schedule. Neither the Advisor nor the Development Company (a) has, or as of the Effective Time will have, incurred any Liability (including any Liability incurred prior to the Effective Time as a result of or in connection with the transactions contemplated pursuant to or in anticipation of this Agreement and the Merger) with respect to (i) any deferred intercompany gain within the meaning of Treas. Reg. § 1.1502-13 or (ii) any excess loss account (within the meaning of Treas. Reg. § 1.1502-19) with respect to any subsidiary of the Advisor, or (b) has any Liability for the Taxes of any Person (other than the Advisor or the Development Company, as applicable) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (f) Except as set forth on Section 7.11(f) of the Disclosure Schedule, each of the Advisor and the Development Company does not, and will not as of the Effective Time, (i) own directly any “securities” of any issuer (within the meaning of Section 856(c)(4) of the Code), other than assets described in Section 856(c)(4)(A) of the Code; or (ii) own directly an interest in any entity treated as a partnership or a disregarded entity for federal income tax purposes.

      (g) Neither the Advisor nor the Development Company has, or will have as of the Effective Time, any accumulated earnings and profits (as calculated for federal income tax purposes).

      7.12     Real Property.

      (a) Section 7.12 of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased to the Advisor and the Development Company and sets forth a list of all leases and subleases to which the Advisor or the Development Company is a party. The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the leases and subleases listed in Section 7.12 of the

Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 7.12 of the Disclosure Schedule:

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii) no consent is required with respect to the lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of the lease or sublease or otherwise affect the ongoing validity of the lease or sublease;

(iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the lease or sublease has repudiated any provision thereof;

(v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi) the Advisor has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(vii) all facilities leased or subleased thereunder have received and maintained all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained by the Advisor or the Development Company, as applicable, in accordance with applicable laws, rules, and regulations; and

(viii) all facilities leased or subleased thereunder are supplied with all utilities and other services necessary for the operation of said facilities.

      7.13     Intellectual Property.

      (a) Except as set forth on Section 7.13 of the Disclosure Schedule, each of the Advisor and the Development Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Advisor and the Development Company as presently conducted. Each item of Intellectual Property owned or used by the Advisor and the Development Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on similar terms and conditions immediately subsequent to the Closing hereunder, subject to the execution and delivery of the New Inter-Company Agreements (as defined below) and the receipt of the third party consents and/or other arrangements described in Section 7.13 of the Disclosure Schedule. Each of the Advisor and the Development Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. There is no pending dispute with any current or former officer, employee or consultant of the Advisor or the Development Company regarding ownership of Intellectual Property used in the operation of the businesses of the Advisor or the Development Company as presently conducted. There is no Intellectual Property that is material to the business of the Advisor or the Development Company other than as set forth on Section 7.13 of the Disclosure Schedule.

      (b) Each of the Advisor and the Development Company has not Knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and each of the Stockholders (other than FARS) and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Advisor and the Development Company has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Advisor or the Development Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Advisor and the Stockholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Advisor or the Development Company.

      (c) No patent, trademark or copyright registrations have been issued to or assigned to the Advisor or the Development Company with respect to any Intellectual Property.

      (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party, including employees and consultants of the Advisor or the Development Company, owns and that the Advisor or the Development Company uses, identifying whether the use is pursuant to license, sublicense, agreement, or other permission.

      The Stockholders (other than FARS) have delivered to CHP correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

      (e) To the Knowledge of the Advisor and the Stockholders, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Advisor’s and the Development Company’s business as presently conducted.

      7.14     Tangible Assets. Except as set forth on Section 7.14 of the Disclosure Schedule, each of the Advisor and the Development Company owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted and as presently proposed to be conducted. Except as set forth on Section 7.14 of the Disclosure Schedule, each such tangible asset is free from all material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet sets forth all of the assets necessary to conduct the Advisor’s and the Development Company’s business as it is currently being conducted and as it is contemplated to be conducted in the future.

      7.15     Contracts. Section 7.15 of the Disclosure Schedule lists the following contracts and other agreements to which the Advisor or the Development Company is a party:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(b) any agreement or arrangement concerning a partnership or joint venture;

(c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(d) any agreement concerning confidentiality or noncompetition;

(e) any agreement or arrangement between the Advisor or the Development Company, on the one hand, and any of the Stockholders or their Affiliates, on the other hand;

(f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(g) any agreement or arrangement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

(h) any agreement or arrangement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

(i) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement.

The Stockholders (other than FARS) have delivered to CHP a correct and complete copy of each written agreement listed in Section 7.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement or arrangement referred to in Section 7.15 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Advisor is not, and to the Knowledge of the Advisor and the Stockholders, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

      7.16     Notes and Accounts Receivable. All notes and accounts receivable of the Advisor and the Development Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Advisor.

      7.17     Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Advisor or the Development Company except as disclosed in Section 7.17 of the Disclosure Schedule.

      7.18     Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Advisor or the Development Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer and the name of the policyholder; (iii) the policy number and the period of coverage; and (iv) the amount of coverage. Except as set forth on Section 7.18 of the Disclosure Schedule, with respect to each such insurance policy to the Knowledge of the Stockholders and the Advisor: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Advisor, the Development Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Advisor and the Development Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Advisor and the Development Company and any claims pending under any insurance policies currently in effect.

      7.19     Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance in which the Advisor or the Development Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to, or to the Knowledge of the Advisor is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 7.19 of the Disclosure Schedule could result in any Material Adverse Effect on the Advisor or on the ability of the Advisor to consummate the transactions contemplated in this Agreement. None of the Stockholders has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Advisor.

      7.20     Employees. To the Knowledge of the Stockholders and the Advisor, no executive, key employee, or group of employees currently has any plans to terminate employment with the Advisor or the Development Company, as applicable, as a result of this Agreement. Neither the Advisor nor the Development Company has committed any unfair labor practice. Neither the Advisor nor the Development Company is or has been a party to any collective bargaining (or other similar) agreement, nor is any such agreement presently being negotiated. None of the Stockholders or the Advisor has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Advisor or the Development Company. Section 7.20 of the Disclosure Schedule sets forth the names of all employees of the Advisor and the Development Company and the annual salary and bonuses paid or accrued for the year ended December 31, 2003, and for the period from January 1, 2004 through March 31, 2004, and any commitments by the Advisor or the Development Company entered into on or prior to the date hereof to pay any further bonuses for or increase in the salary of each such person set forth in Section 7.20 of the Disclosure Schedule. The employees of the Advisor and the Development Company set forth on Section 7.20 of the Disclosure Schedule constitute all employees necessary in order to conduct the Advisor’s business as it is currently being conducted.

      7.21     Employee Benefits.

      (a) Section 7.21 of the Disclosure Schedule lists each Employee Benefit Plan that the Advisor and the Development Company maintains or has maintained or to which the Advisor or the Development Company contributes or has contributed or to which the employees of the Advisor or the Development Company are subject or have been subject.

      (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

      (c) Except as set forth on Section 7.21 of the Disclosure Schedule, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

      (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Advisor. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

      (e) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

      (f) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

      (g) The Stockholders (other than FARS) have delivered to CHP correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

      (h) Except as set forth in Section 7.21(h) of the Disclosure Schedule, with respect to each Employee Benefit Plan that the Advisor or the Development Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

(i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

(ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Stockholders has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(iii) Neither the Advisor nor the Development Company has incurred, and none of the Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Advisor or the Development Company has any reason to expect that the Advisor or the Development Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

      (i) Neither the Advisor nor the Development Company contributes to, has ever contributed to, or has ever been required to contribute to, any Multiemployer Plan or has ever had any Liability (including withdrawal Liability) under any Multiemployer Plan.

      (j) Neither the Advisor nor the Development Company maintains or contributes to, or has ever maintained or contributed to, or has ever been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

      7.22     Guaranties. Except as described in Section 7.22 of the Disclosure Schedule, neither the Advisor nor the Development Company is a guarantor of or is otherwise liable for, any Liability or obligation (including indebtedness) of any other Person.

      7.23     Environment, Health, and Safety.

      (a) Each of the Advisor and the Development Company has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Advisor and the Development Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws. A list of all permits, licenses and other authorizations required by Environmental, Health and Safety Laws is listed on Section 7.23 of the Disclosure Schedule and none of such permits, licenses and authorizations require notice or consent or any other action to remain in full force and effect following consummation of the transactions contemplated by this Agreement.

      (b) Neither the Advisor nor the Development Company has any Liability, and there are no facts, circumstances or conditions that could result in Liability, and neither the Advisor nor the Development Company has handled or disposed of any substance, arranged for the treatment or disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Advisor or the Development Company giving rise to any Liability with respect to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

      (c) Except as set forth on Section 7.23(c) of the Disclosure Schedule, all properties and equipment owned or leased by the Advisor and the Development Company have been free of asbestos, PCB’s, toxic mold, underground storage tanks, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

      (d) The Advisor has furnished to CHP copies of all environmental assessments, reports, audits, and other documents in its possession or under its control that relate to the environmental condition of any real property currently or formerly owned or operated by the Advisor or the Development Company and the Advisor’s and the Development Company’s compliance with Environmental Health and Safety Laws. All such information and documents are accurate and complete.

      7.24     Proxy Statement. None of the information supplied or to be supplied by any of the Stockholders or the Advisor for inclusion in the Proxy Statement will, at the time of filing the Proxy Statement with the SEC, at the time of mailing the Proxy Statement to the stockholders of CHP or at the time of the CHP Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      7.25     Relationships with Tenants and Managers. The Advisor’s and the Development Company’s respective relationships with CHP’s existing tenants and managers are sound, and there is no Basis to believe that any of CHP’s primary tenants and managers will materially and adversely change the manner in which they currently conduct business with CHP.

      7.26     Brokers’ Fees. Except for the fees and expenses paid to Legg Mason with respect to the Merger as previously disclosed in writing by the Advisor to CHP, which fees and expenses are to be paid by the Advisor at or prior to the Closing (consistent with Section 8.17), the Advisor has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The Advisor has delivered a copy of any engagement letter or similar agreement between the Advisor and Legg Mason to CHP.

      7.27     Transactions with Related Parties. There is no (i) loan outstanding from or to the Advisor or the Development Company from or to any employee, officer, director or Affiliate of the Advisor or the Development Company, (ii) agreement between the Advisor or the Development Company, on the one hand, and any employee, officer, director or Affiliate, on the other hand, that is not reflected in Section 7.15 of the Disclosure Schedule, (iii) agreement requiring payments to be made on a direct or indirect change of control of the Advisor or the Development Company or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement with respect to any employee, officer or director of the Advisor or the Development Company or (iv) agreement between the Advisor or the Development Company and any Person giving any Person the right to appoint or nominate any person as a director of the Advisor or the Surviving Corporation or the Development Company.

      7.28     Books and Records. The books and records of each of the Advisor and the Development Company are complete and correct and have been maintained in accordance with good business practices and applicable legal requirements, and contain a true and complete record of all meetings or proceedings of the Board of Directors and stockholders of the Advisor and the Development Company. The stock ledger of each of the Advisor and the Development Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Advisor and the Development Company, respectively.

      7.29     Disclosure. The representations and warranties contained in this Article 7 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 7 not misleading.

      7.30     FARS Note. The aggregate amount of principal and accrued and unpaid interest outstanding as of April 22, 2004 on that certain promissory note dated as of June      , 2001 issued by the Advisor to and for the benefit of FARS (the “FARS Note”) was $10,981,333.00.

      7.31     Net Working Capital. The working capital (i.e., current assets minus current liabilities) of the Advisor as of the Closing Date will not be less than zero, after giving effect to the Cash Reserve and not taking into account the FARS Note. Section 7.31 of the Disclosure Schedule sets forth all liabilities of the Advisor other than current liabilities, including the amounts thereof, outstanding as of the date of this Agreement and expected to be outstanding as of the Closing Date.

      7.32     Expenses. Section 7.32(a) of the Disclosure Schedule sets forth a complete list, listed by type and by estimated amount, of all anticipated fees and expenses, that the Advisor has Knowledge could accrue or be payable by CHP to the Advisor, any member of the CNL Group, the CNL Group or any of their respective Affiliates between the date of this Agreement and the Closing Date pursuant to the applicable Advisory Agreement (as defined below) or pursuant to any other agreements or arrangements between CHP and the Advisor, any member of the CNL Group, the CNL Group or any of their respective Affiliates in effect as of the date of this Agreement, excluding any fees or expenses that are not required to be paid by CHP or its Affiliates in accordance with the terms of this Agreement. From and after the Closing Date, to the Knowledge of the Advisor, except as set forth on Section 7.32(b) of the Disclosure Schedule, no additional fees or expenses, other than pursuant to the New Inter-Company Agreements, are contemplated to be required to be paid by CHP or the Surviving Corporation to any member of the CNL Group, the CNL Group or any of their respective Affiliates in order to enable the Surviving Corporation to conduct its businesses following the Merger in substantially the same manner as the business of the Advisor was conducted prior to the Merger.

ARTICLE 8

ADDITIONAL COVENANTS

      8.1     General.

      (a) Notwithstanding anything in this Article 8 to the contrary, FARS shall not be subject to any of the provisions of this Article 8.

      (b) During the period from the date of this Agreement until the Effective Time, each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Merger (including satisfaction, but not waiver, of the closing conditions set forth in Article 10 below, except for the closing conditions set forth in Sections 10.1(b) and 10.2(b) below; it being understood that the decision of whether or not to proceed with the Underwritten Offering and/or the Listing are matters solely in the discretion of the CHP Board of Directors in the exercise of its business judgment and subject to the CHP Board of Directors’ fiduciary duties).

      8.2     Notices and Consents. During the period from the date of this Agreement until the Effective Time, (i) the Advisor shall give any notices to third parties and shall use commercially reasonable efforts to obtain any third party consents that CHP may reasonably request in connection with the matters listed on Section 7.4 of the Disclosure Schedule or referred to in Section 7.4 above, and (ii) each of the Parties shall give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies listed on Section 5.2 or 7.3 of the Disclosure Schedule and in connection with the matters referred to in Section 5.2, Section 6.4, and Section 7.3 above.

      8.3     Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement until the Effective Time, the Advisor will, and the Advisor and the Stockholders will not take any action and the Stockholders will not cause or permit the Advisor to take any action that adversely affects the ability of the Advisor to, (i) pursue its business in the Ordinary Course of Business, (ii) seek to preserve intact its current business organizations, (iii) keep available the service of its current officers and employees, (iv) preserve its relationships with customers, suppliers and others having business dealings with it and (v) consummate the Merger and the transactions contemplated thereby (including the satisfaction but not the waiver of any of the conditions set forth in Article 10 of this Agreement); and the Advisor will not and the Stockholders will not cause or permit the Advisor or the Development Company to, without the prior written consent of the Special Committee on behalf of CHP in its sole discretion:

(a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class (including the Advisor Common Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for the Advisor Common Shares outstanding on the date hereof; provided, however, the restrictions on transfer of the Advisor Common Shares contained in this Section 8.3(a) shall not apply to any Permitted Transfer made in accordance with Section 4.4 of this Agreement;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Advisor Common Shares);

(c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to the Stockholders in their capacities as stockholders of the Advisor; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution or dividend in respect of its capital stock at such times and in such manner and amount as may be consistent with the Advisor’s past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from April 1, 2004 through the Effective Time, to the extent not otherwise paid or distributed to the Stockholders), (ii) the payment of any dividend as shall be required to be paid by the Advisor in order to permit PricewaterhouseCoopers LLP to issue the letter required by Section 10.2(e), (iii) any distribution of property necessary for the representation and warranty set forth in Section 7.11 to be true and correct, (iv) distributions to reduce to zero the Advisor’s accumulated and current earnings and profits, or (v) distributions of cash by the Advisor to the Stockholders immediately prior to the Closing, provided that the Advisor shall have provided to CHP the Working Capital Schedule and otherwise complied with the terms and conditions of Section 8.17 of this Agreement and provided further that such distributions shall not result in a breach of any of the representations and warranties in Section 7.31 of this Agreement;

(d) (i) grant any increases in the compensation of any of its directors, officers or executives (except as approved by the Special Committee on behalf of CHP in its sole discretion) or grant any increases in compensation to any of its employees outside the Ordinary Course of Business (except as approved by the Special Committee on behalf of CHP in its sole discretion), (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or employee, whether, past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by the Special Committee on behalf of CHP in its sole discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) except as approved by the Special Committee on behalf of CHP in its sole discretion, or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new Employee Benefit Plan, except in the case of (i) through (v) inclusive, under and pursuant to the employment agreements referred to in Section 10.2(i);

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(f) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

(g) adopt any amendments to its articles of incorporation or by-laws, except as contemplated in Section 8.21 of this Agreement;

(h) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the Ordinary Course Of Business;

(i) engage in the conduct of any business the nature of which is different from the business in which the Advisor or the Development Company, as applicable, is currently engaged;

(j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a direct or indirect change of control of the Advisor or the Development Company except under the employment agreements referred to in Section 10.2 (i);

(k) forgive any indebtedness owed to the Advisor or the Development Company or convert or contribute by way of capital contribution any such indebtedness owed;

(l) authorize or enter into any agreement providing for management services to be provided by the Advisor or the Development Company to any third party or an increase in management fees paid by any third party under existing management agreements;

(m) except as set forth in Section 7.22 of the Disclosure Schedule, mortgage, pledge, encumber, sell, lease or transfer any assets of the Advisor or the Development Company except with the prior written consent of the Special Committee on behalf of CHP in its sole discretion or as contemplated by this Agreement,

(n) take any of the actions that would otherwise be prohibited under Section 9.5 of this Agreement if such Section 9.5 were in effect at such time;

(o) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

(p) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time..

      8.4     Full Access. During the period from the date of this Agreement until the Effective Time, the Advisor shall permit representatives of CHP and CHPAC to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Advisor to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Advisor and the Development Company.

      8.5     Meeting of Stockholders. During the period from the date of this Agreement until the Effective Time, CHP will take all action necessary in accordance with applicable law and CHP’s charter and by-laws to arrange for its stockholders to consider and vote upon the approval of the Merger at the CHP Stockholders Meeting to be held in connection with, among other things, the transactions contemplated by this Agreement. Subject to the fiduciary duties of CHP’s Board of Directors under applicable law and after consultation with counsel, the Board of Directors of CHP shall recommend that the CHP stockholders approve the Merger. In connection with such recommendation, CHP shall use its commercially reasonable efforts to obtain such approval.

      8.6     Proxy Materials. As promptly as practicable after the execution of this Agreement, CHP shall prepare, and the Advisor and the Stockholders shall cooperate in the preparation of, a proxy statement and a form of proxy to be used in connection with the vote of CHP’s stockholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to CHP’s stockholders, is herein called the “Proxy Statement”). CHP shall include in the Proxy Statement proposals with respect to (i) an equity compensation plan that would provide for stock options or stock awards representing 10,000,000 CHP Common Shares to be reserved for issuance to employees and directors of CHP or its subsidiaries, with the terms of any such equity compensation plan to be subject to the approval by the Compensation Committee of the Board of Directors of CHP, and (ii) amendment to the charter of CHP in the form attached to this Agreement as Exhibit A (the “CHP Charter Amendment”). CHP shall file the Proxy Statement with the SEC as soon as reasonably practicable, shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to stockholders of CHP at the earliest practicable date as permitted by the SEC and shall take all such action as may be reasonably necessary to qualify any CHP Common Shares to be received as Merger Consideration for offering and sale under applicable state securities or “blue sky” laws. If at any time prior to the Effective Time any event relating to or affecting the Advisor, the Stockholders or CHP shall occur as a result of which it is necessary, in the opinion of counsel for the Advisor and the Stockholders or of counsel for CHP to supplement or amend the Proxy Statement in order to make such document not misleading in light of the circumstances existing at the time the CHP Stockholder Approval is sought, the Advisor, the Stockholders and CHP, respectively, will promptly notify the others thereof and, in the case of the Advisor or the Stockholders, will cooperate with CHP in the preparation of, and, in the case of CHP, will prepare and file, an amendment or supplement with the SEC and, if required, applicable state securities authorities, such that the Proxy Statement, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading, and CHP will, as required by law, disseminate to its stockholders such amendment or supplement.

      8.7     Notice of Developments. During the period from the date of this Agreement until the Effective Time, each Party will give prompt written notice to the others of any material adverse development Known to such Party which results in, or is reasonably likely to result in, any of its or his own representations and warranties set forth in this Agreement above becoming untrue. No disclosure by any Party pursuant to this Section 8.7, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      8.8     Tax Matters. Each of the Stockholders, the Advisor and CHP agrees to report the Merger on all Tax Returns and, if applicable, other filings as a reorganization under Section 368(a)(1)(A) of the Code to the extent permitted by law.

      8.9     Reorganization. During the period from the date of this Agreement until the Effective Time, except for the transactions contemplated or permitted herein, none of the Advisor, the Stockholders or CHP shall Knowingly take any action that would be inconsistent with the representations and warranties made by it herein, including, but not limited to, Knowingly taking any action, or Knowingly failing to take any action, that is Known to cause disqualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Furthermore, from and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of CHP, the Stockholders and the Advisor shall use its best efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of CHP after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

      8.10     Delivery of Certain Financial Statements. Promptly after they become available, and in any event not later than the tenth business day prior to the Closing Date, the Advisor shall provide CHP with true and correct copies of its unaudited consolidated balance sheet as of March 31, 2004 and true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Advisor and the Stockholders (other than FARS) that such balance sheet (including the related notes, if any) presents fairly, in all material respects, the financial position of the Advisor as of the specified date, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

      8.11     State Takeover Statutes. Each of CHP, CHPAC, the Advisor, the Stockholders (other than FARS) and the members of their respective Boards of Directors shall (i) take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (each, a “Takeover Statute”) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

      8.12     Exclusivity. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement, none of the Stockholders or the Advisor shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any portion of the assets of the Advisor (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each of the Stockholders agrees that it shall not vote any Advisor Common Shares in favor of any such acquisition, including any such acquisition structured as a merger, consolidation, or share exchange (other than the Merger). The Stockholders and the Advisor shall notify CHP immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      8.13     Payment of Advisory Fees. In addition to the Merger Consideration payable to the Stockholders pursuant to this Agreement, at or prior to the Closing, CHP will pay to the Advisor an amount of cash equal to $12.475 million in satisfaction of certain asset management fees accrued but unpaid as of December 31, 2003 and an additional $5.051 million in satisfaction of certain asset management fees earned but unpaid as of the date of this Agreement under that certain Advisory Agreement dated as of April 1, 2003 and that certain Advisory Agreement dated as of April 1, 2004 by and between CHP and the Advisor (each, an “Advisory Agreement” and collectively, the “Advisory Agreements”). During the period from the execution of this Agreement until the Effective Time, (i) the Advisor shall continue to earn and be paid asset management fees pursuant to and in accordance with the terms of Section 9(a) the applicable Advisory Agreement; (ii) the Advisor shall continue to earn and be paid development fees earned by the Advisor or the Development Company in the Ordinary Course of Business prior to the Closing Date; and (iii) the Advisor shall continue to be reimbursed for expenses incurred in the Ordinary Course of Business, including but not limited to, accounting fees, in accordance with the terms of the applicable Advisory Agreement. During the period from the execution of this Agreement until the Effective Time, the Advisor shall not be entitled to receive any other fees under the Advisory Agreements or the charter or bylaws of CHP, which fees will not be paid during such period or otherwise.

      8.14     Payment of FARS Note. During the period from the date of this Agreement until the Closing Date, the Advisor shall pay any principal and interest as it becomes due under the FARS Note.

      8.15     Repayment of FARS Note. In addition to the Merger Consideration payable to the Stockholders pursuant to this Agreement, at the Closing, CHP shall assume and subsequently repay or cause to be repaid in full the outstanding principal and accrued and unpaid interest on the FARS Note otherwise due and payable up to and including the Closing Date and the FARS Note shall be cancelled.

      8.16     Registration Rights Agreement. At the Closing, CHP and the Stockholders (other than FARS) shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

      8.17     Payment of Expenses/ Cash Reserve. Prior to the Closing, the Advisor shall have satisfied or shall have set aside a cash reserve of the Advisor in an amount sufficient to satisfy (i) the payment of all liabilities of the Advisor and the Stockholders in connection with the negotiation, execution and delivery of this Agreement, including the payment of any expenses due to any counsel of the Advisor or the Stockholders and to any brokers, finders or other agents of such Parties described in Section 7.26; it being understood and agreed that neither the Surviving Corporation nor CHP shall have any liability for the payment of such expenses or other liabilities except to the extent such amounts are included in the Cash Reserve), (ii) any tax obligations of the Advisor with respect to any periods ending on or before the Closing Date and (iii) any other Liabilities of the Advisor other than the FARS Note and any other Liabilities set forth on Section 8.17 of the Disclosure Schedule (collective, the “Cash Reserve”). At least two business days prior to the Closing, the Advisor shall provide CHP with a schedule showing the amount of the Cash Reserve and the amount of the estimated working capital of the Advisor as of the Closing before and after giving effect to such Cash Reserve (the “Working Capital Schedule”). No part of the Cash Reserve shall be distributed to the Stockholders at any time.

      8.18     New Inter-Company Agreements. At the Closing, CHP shall enter into agreements with the Guarantor or its Affiliate on substantially the same terms as: (i) that certain Service Level Agreement, dated

January 1, 2003, between CNL Shared Services, Inc. and the Advisor, with respect to the provision of certain shared services, as described therein; (ii) that certain Master Finance Lease Agreement, dated November 9, 1999, between the Guarantor (as successor to CNL Group, Inc.) and SunTrust Bank, with respect to lease of certain equipment and furniture described therein; and (iii) that certain lease agreement between CNL Plaza Ltd. and the Guarantor or between CNL Plaza Ltd. and the Advisor with respect to the lease of certain premises located at CNL Tower (collectively, the “New Inter-Company Agreements”), which New Inter-Company Agreements shall be (x) terminable without penalty or other cost at any time by CHP in its sole and absolute discretion and shall be terminable by the Guarantor or its Affiliates party thereto only upon at least 180 days prior written notice to CHP, (y) renewable on an annual basis on terms substantially similar to those existing prior to the date of this Agreement at the option of CHP, and (z) in any event, on such terms and conditions, including any fees or expenses payable by CHP thereunder, no less favorable to CHP than could be obtained from an unaffiliated third party for similar services and fair and reasonable to CHP. In addition, between the date of this Agreement and the Closing, the Advisor intends to propose that a new inter-company agreement be entered into at the Closing between the Guarantor and/ or one or more of its Affiliates and CHP, to be called the “Enterprise Agreement” (the “Enterprise Agreement,” which, upon the execution and delivery thereof, shall also constitute a “New Inter-Company Agreement” for purposes of this Agreement), relating to the allocation of costs to maintain the quality of the brand which is the subject of the New Brand License Agreement described in Section 8.19 below. The Parties agree that the Enterprise Agreement shall be negotiated in good faith and shall comply with subsections (x) and (z) of this Section 8.18.

      8.19     New Brand License Agreement. At the Closing, CHP shall enter into a licensing agreement with Guarantor or its Affiliate on substantially the same terms as that certain Brand License Agreement, dated March 31, 2003, among CNL Holdings, Inc., CNL Shared Services, Inc. and the Advisor, with respect to the use of the “Brand Content” (as defined therein) (the “New Brand License Agreement”), which New Brand License Agreement will provide for (i) no licensing or other fee payable by CHP in connection with such use, (ii) the right to terminate such New Brand License Agreement by Guarantor or such Affiliate upon one year prior written notice to CHP in the event (A) Mr. Seneff is involuntarily removed by action of the stockholders or CHP Board of Directors as a member of the CHP Board of Directors or from all officer positions with CHP, (B) either the New Inter-Company Agreements or the Enterprise Agreement are terminated by CHP, provided, however, that if the New Inter-Company Agreements or the Enterprise Agreement are terminated by CHP by reason of a material breach of the other party and the Guarantor exercises its right to terminate such New Brand License Agreement, the Guarantor or its Affiliates shall pay to CHP an amount in cash in the aggregate equal to $2 million as a termination fee (in addition to any other remedies that may be available under the New Inter-Company Agreements by reason of such breach, other than for any damages relating to the termination of the New Brand License Agreement), or (C) upon (I) a merger, consolidation or reorganization of CHP with one or more other Persons in which CHP is not the surviving corporation that is not effected for the sole purpose of changing the jurisdiction of incorporation of CHP, (II) a sale of all or substantially all of the assets of CHP to another Person who is not an Affiliate of CHP, (III) a merger, consolidation or reorganization in which CHP is the surviving corporation that results in any person or entity that immediately prior to such transaction was not a stockholder of CHP owning 50% or more of the voting power of CHP, (IV) the dissolution or liquidation of CHP, (V) the acquisition by any Person of direct or indirect beneficial ownership of CHP Common Shares representing 50% or more of the voting power of CHP or (VI) a majority of the CHP Board of Directors are persons other than persons for whose election proxies have been solicited by the CHP Board of Directors. CHP will receive under the New Inter-Company Agreements and the New Brand License Agreement all of the administrative services and other rights from the applicable Affiliate(s) of Guarantor reasonably necessary to operate the Advisor’s business, as it was operated on the Closing Date.

      8.20     Cooperation with Auditors. Prior to the Closing, the Stockholders shall provide to PricewaterhouseCoopers LLP all information reasonably available to the Stockholders that is necessary to calculate the accumulated and current earnings and profits of the Advisor as of the Effective Time, including, but not limited to, all necessary federal income Tax information relating to the Advisor, working papers created with respect to such Advisor Tax information, and information with respect to any federal income Tax controversy, either pending or resolved, with respect to such returns. Any information shall be treated as strictly confidential by PricewaterhouseCoopers LLP and every employee of, and advisor to, CHP and PricewaterhouseCoopers LLP; provided, however, that the foregoing shall not preclude CHP from sharing such information (i) with its tax counsel for purposes of permitting such counsel to render opinions from and after the time of the Merger with respect to the qualification of CHP as a REIT or (ii) with any third party, including investment banks and their counsel, performing due diligence with respect to CHP’s continued qualification as a REIT following the Merger. The aforesaid confidentiality provisions shall not apply to the Surviving Corporation, as the successor to the Advisor in the Merger, or to CHP, as the parent of the Surviving Corporation, following the Merger.

      8.21     Amendment to the Articles of Incorporation of the Advisor. Prior to the Closing, the Advisor shall effect an amendment to the articles of incorporation of the Advisor in order to permit the payment to holders of Class A and Class B Advisor Common Shares of different kinds of consideration in connection with the Merger, including but not limited to permitting the payment to one or more individual holders of Advisor Common Shares of cash in lieu of securities as contemplated in this Agreement (the “Advisor Amendment”).

ARTICLE 9

POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following the Closing:

      9.1     General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 12 below). The Stockholders acknowledge and agree that from and after the Closing, the Surviving Corporation and CHP will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Advisor.

      9.2     Litigation Support. In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Advisor, each of the other Parties will cooperate with such Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 12 below).

      9.3     Transition. None of the Stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Advisor or the Development Company from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with the Advisor and the Development Company prior to the Closing.

      9.4     Confidentiality. Each of the Stockholders will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to CHP or destroy, at the request and option of CHP, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholders will notify CHP promptly of the request or requirement so that CHP may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Stockholder may disclose the Confidential Information to such tribunal; provided, however, that the disclosing Stockholder shall use his or its commercially reasonable efforts to obtain, at the request of CHP, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as CHP shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

      9.5     Covenant Not to Compete. In consideration of CHP, CHPAC’s and the Advisor’s entering into this Agreement pursuant to which, among other things, the Advisor Common Shares owned by each of CREG, James M. Seneff, Jr. and Robert A. Bourne will be converted into the right to receive such Party’s respective Pro Rata Percentage of the Merger Consideration as contemplated herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and acknowledging hereby that each of CHP, CHPAC and the Advisor would not have agreed to enter into this Agreement and CHP would not have agreed to cause the payment of any portion of the Merger Consideration to such Party, in each case without such Party agreeing to enter into, and to honor the terms and conditions of this Section 9.5, each of Guarantor, CREG, James M. Seneff, Jr. and Robert A. Bourne (collectively, the “CNL Group”) hereby acknowledges that such Party shall be subject to, and hereby covenants and agrees to honor and comply with, the terms and conditions of this Section 9.5 following the Closing. During the period commencing on the Closing Date and terminating on the fifteenth anniversary of the Closing Date (the “Restricted Period”), each of Guarantor, CREG, James M. Seneff, Jr., and Robert A. Bourne shall not, and shall cause each of their respective Affiliates not to, directly or indirectly engage in any activities within the United States of America, Canada and Europe that are in competition with CHP or the Surviving Corporation, including, but not limited to, (i) sponsoring or organizing, or assisting any other Person in sponsoring or organizing, an investment vehicle in the lodging industry; or (ii) providing asset management or other advisory services to, or assisting another Person in providing asset management or advisory services to, any investment vehicle in the lodging industry; provided, however, that, (A) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which lodging is only incidental to the primary purpose of the facility or property, (B) activities taken by any member of the CNL Group, the CNL Group or any of their respective Affiliates with respect to facilities, such as condominiums and time share properties, in which 50% or more of the ownership interests of such facility exist on a fractional basis, (C) the sponsorship and organization by any member of the CNL Group or any of their respective Affiliates of an investment vehicle to be known as “CNL Hospitality Properties II, Inc.” or a similar name (“CHP II”) for investment in certain limited service properties or projects in the lodging industry in a coordinated fashion with CHP or its designated Affiliate, including the payment by CHP II or by CHP or its designated Affiliate of investment advisory fees to the Guarantor or its Affiliates similar to the investment advisory fees paid by the Advisor to the Guarantor as of the date of this Agreement, provided that CHP, directly or through the Surviving Corporation or another Affiliate, provides asset management and advisory services to CHP II, and (D) the investment by Mr. Seneff, Mr. Bourne or any of their respective Affiliates in the properties listed on Section 9.5 of the Disclosure Schedule in which such Persons have interests as of the date of this Agreement, shall not be deemed to violate this Section 9.5. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      9.6     CHP Common Shares. Each certificate issued to the Stockholders who are acquiring CHP Common Shares in the Merger representing such CHP Common Shares will be imprinted with a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SEC-

TION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.”

Each such Stockholder desiring to transfer any of the CHP Common Shares received in connection with the Merger, other than in a registered offering or pursuant to a sale which counsel for CHP confirms is in compliance with Rule 144 of the Securities Act, must first furnish CHP with (i) a written opinion satisfactory to CHP in form and substance from counsel reasonably satisfactory to CHP to the effect that such Stockholder may transfer the CHP Common Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to CHP in form and substance agreeing to be bound by the restrictions on transfer contained herein. Each of the Stockholders who hold Class B Advisor Common Shares subject to an Employee Stock Purchase Agreement shall hold any CHP Common Shares received as the Merger Consideration subject to the restrictions of the applicable Employee Stock Purchase Agreement, as such Employee Stock Purchase Agreement may be amended in connection with the Closing as contemplated in Section 10.2(q) below.

      9.7     Merger Consideration. Each Stockholder who acquires CHP Common Shares in the Merger hereby agrees to be bound by the provisions of the lock-up letter contemplated by the Registration Rights Agreement.

      9.8     Tax Matters.

      (a) The Stockholders (other than FARS) shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Advisor and the Development Company for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date. The Stockholders (other than FARS) shall permit CHP to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Stockholders (other than FARS) shall reimburse the Surviving Corporation for any Taxes of the Advisor or the Development Company with respect to such periods within fifteen (15) days after payment by CHP of such Taxes to the extent such Taxes are not reflected in the Cash Reserve.

      (b) The Stockholders (other than FARS) shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Advisor for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholders (other than FARS) shall pay to CHP within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the Cash Reserve. For purposes of this Section 9.8(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall: (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period; and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with the past practices of the Advisor.

      (c) Any refund or credit of Taxes (including any statutory interest thereon) received by CHP, CHPAC or any of their Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by Advisor pursuant to this Agreement shall reduce any CHP Indemnity Claim that the Stockholders (other than FARS) owe CHP pursuant to Article 12 below by an amount equal to the amount of such refund or credit; provided, however, that to the extent any such refund or credit exceeds the aggregate amount of any and all CHP Indemnity Claims that the Stockholders owe CHP pursuant to this Agreement, the excess amount of such refund or credit shall be paid to the Representative for distribution to the Stockholders on a pro rata basis upon the expiration, in accordance with Section 12.5 of this Agreement, of all rights of CHP to seek indemnification pursuant to Article 12, but in any event not later than the end of the eighteen (18) month period following the Closing Date.

      (d) In the event that CHP, CHPAC or any of their Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that would reasonably be expected to affect Advisor or any of the Stockholders, or if Advisor or any of the Stockholders receives notice of such matters that would reasonably be expected to affect CHP, CHPAC or any of their Subsidiaries, the Party receiving such notice shall promptly notify in writing the potentially affected Party. The failure of either Party to give the notice required by this Section 9.10(c) shall not impair such Party’s rights under this Agreement except to the extent that the other Party demonstrates that it has been damaged thereby.

      (e) The Stockholders (other than FARS) shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, settle or appeal all proceedings with respect to pre-closing Taxes, provided that any decision or action with respect to any of the foregoing that reasonably could be expected to affect either CHP or CHPAC adversely shall require the written consent of the Special Committee on behalf of CHP, which consent shall not be unreasonably withheld, and provided further that the Stockholders (other than FARS), severally in accordance with his or its Pro Rata Percentage of the Merger Consideration, shall indemnify CHP and CHPAC from any and all costs incurred in connection with or as a result thereof.

      9.9     Post-Closing Employment Arrangements. At or prior to the Closing, the Advisor and its Affiliates will have entered into agreements or arrangements in form and substance satisfactory to the Special Committee on behalf of CHP, in its sole discretion, for the continuation and/or substitution of benefits to employees of the Advisor and the Development Company following the Merger.

ARTICLE 10

CONDITIONS TO OBLIGATION TO CLOSE

      10.1     Conditions to Each Party’s Obligation. The respective obligations of CHP, CHPAC, the Advisor and the Stockholders to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of the Special Committee on behalf of CHP and the Representative:

(a) CHP Stockholder Approval. CHP shall have obtained the CHP Stockholder Approval.

(b) NYSE Listing. CHP Common Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance (the “Listing”), and, if the Underwritten Offering shall not have been consummated, a period of not less than 45 days shall have been completed.

(c) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies listed on and Sections 5.2 and 7.3 of the Disclosure Schedule and otherwise referred to in Section 5.2, Section 6.4, and Section 7.3 above and such consents shall remain in effect as of the Closing Date.

(d) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would, in the reasonable judgment of the Special Committee on behalf of CHP, in its sole discretion, or the Advisor, (A) prevent consummation of the Merger, (B) cause the Merger to be rescinded following consummation, (C) affect adversely the right of CHP to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect).

(e) Opinion of Greenberg Traurig. CHP, CHPAC and the Stockholders shall have received an opinion dated as of the Closing Date from Greenberg Traurig, P.A., counsel to CHP and CHPAC, addressed and in the form satisfactory to the Special Committee on behalf of CHP, in its sole discretion, CHPAC and the Stockholders to the effect that the Merger is valid and effective under Florida law;

      10.2     Conditions to Obligation of CHP and CHPAC. The obligations of CHP and CHPAC to consummate the Merger and take the actions to be performed by them in connection with the Closing are subject to satisfaction or waiver by the Special Committee on behalf of CHP, in its sole discretion, of the following conditions:

(a) Officers Certificate. Each of the Stockholders and the chief executive officer of the Advisor shall have delivered to CHP a certificate to the effect that:

(i) the representations and warranties set forth in Article 5 and Article 7 above applicable to it that are qualified as to materiality shall be true and correct, and those applicable to it not so qualified shall be true and correct in all material respects, as of the date of the Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those not qualified as to materiality shall be true and correct in all material respects, as of such earlier date);

(ii) the Stockholders and the Advisor shall have performed and complied in all material respects with all of their covenants and obligations to be performed by it under this Agreement at or prior to the Closing Date;

(iii) the Advisor and the Stockholders have procured all of the third party consents specified in Section 5.3 and 7.4 above and such consents shall remain in effect as of the Closing Date; and

(iv) no action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would (A) prevent consummation of the Merger, (B) cause the Merger to be rescinded following consummation, (C) affect adversely the right of CHP to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

(b) Underwritten Offering. CHP’s proposed firm-commitment underwritten public offering of CHP Common Shares (the “Underwritten Offering”) shall have been consummated.

(c) Tax Opinion of Counsel. CHP, CHPAC and the Stockholders shall have received an opinion dated as of the Closing Date from Greenberg Traurig, LLP, counsel to CHP and CHPAC, addressed and in form satisfactory to the Special Committee on behalf of CHP, in its sole discretion, CHPAC and the Stockholders to the effect that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code, and (ii) no filing is required under the Hart-Scott-Rodino Act with respect to any of the transactions contemplated hereunder;

(d) Opinion of LDDK&R. CHP and CHPAC shall have received an opinion dated as of the Closing Date from Lowndes, Drosdick, Doster, Kantor & Reed, P.A., counsel to the Advisor, in substantially the form attached hereto as Exhibit C;

(e) Comfort Letter. CHP shall have received written comfort in form and substance reasonably satisfactory to the Special Committee from PricewaterhouseCoopers LLP that the Advisor will not have any accumulated or current earning and profits within the meaning of Section 312 of the Code as of the Effective Time, which written comfort tax counsel to CHP will be permitted to rely upon for purposes of rendering opinions from and after the time of the Merger with respect to the qualification of CHP as a REIT;

(f) Fairness Opinion. Lehman Brothers, Inc. shall have not withdrawn its Fairness Opinion issued in connection with the Merger and if requested by the Special Committee shall have issued to the Special Committee an updated opinion dated as of the Closing Date;

(g) Resignations. CHP shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Advisor and the Development Company other than those whom the Special Committee on behalf of CHP, in its sole discretion, shall have specified in writing prior to the Closing;

(h) Bonus Arrangements. CHP shall have received satisfactory evidence that all bonus plans under which officers, directors or employees of the Advisor or the Development Company are beneficiaries have been terminated as of the Closing Date;

(i) Employment Agreements. Thomas J. Hutchison III, John A. Griswold, C. Brian Strickland, Paul Williams and Barry Bloom shall have entered into employment agreements with CHP in form and substance satisfactory to the Special Committee on behalf of CHP, in its sole discretion (collectively, the “Employment Agreements”);

(j) New Inter-Company Agreements, New Brand License Agreement and Other Agreements. Guarantor or its Affiliate shall have executed and delivered the New Inter-Company Agreements and the New Brand License Agreement referred to in Sections 8.18 and 8.19, respectively, and any other agreements necessary for the Surviving Corporation to conduct its business in substantially the same manner as conducted by the Advisor immediately prior to the Closing Date (including any furniture or equipment leases or subleases, office space leases or subleases, and software licenses), in each case in form and substance reasonably satisfactory to the Special Committee on behalf of CHP, in its sole discretion, and CHP shall have obtained insurance for the Surviving Corporation of a similar type to that maintained for the Advisor as of the date of this Agreement on terms reasonably satisfactory to the Special Committee on behalf of CHP, in its sole discretion;

(k) Material Adverse Effect. Since March 31, 2004, there shall not have occurred any Material Adverse Effect on the Advisor;

(l) Advisor Amendment. The Advisor shall have filed the Advisor Amendment with the Florida Department of State and the Advisor Amendment shall have become effective;

(m) Opinion of Compensation Consultant. The Special Committee shall have received a written report from the independent compensation consultant engaged by the Compensation Committee of the CHP Board of Directors that would provide a basis for such committees, in their sole discretion, to determine that the terms and conditions of the Employment Agreements are fair and reasonable to CHP;

(n) CHP Charter Amendment. The CHP Charter Amendment shall have been filed with the Maryland State Department of Assessments and Taxation and shall have become effective;

(o) Stockholders’ Agreement. The Stockholders’ Agreement dated as of February 24, 1999 by and among the Advisor, CREG, FARS and the other Stockholders identified therein, shall have been amended, modified or terminated by the parties thereto, effective as of the Effective Time, as and to the extent determined to be necessary or appropriate by the Special Committee, on behalf of CHP, in its sole discretion;

(p) Tax Sharing Agreement. The Tax Sharing Agreement dated as of February 24, 1999 by and between CNL Group, Inc., the predecessor to the Guarantor, and CNL Hospitality Advisors, Inc., the predecessor to the Advisor, as the same shall have been amended from time to time (the “Tax Sharing Agreement”), shall have been terminated as of the Effective Time with respect to the Advisor and all Subsidiaries of the Advisor, with the Advisor and all of the Subsidiaries of the Advisor expressly and unconditionally relieved of any and all monetary liability of any kind or nature thereunder to the Guarantor and any other member of the “Affiliated Group” (as defined in the Tax Sharing Agreement) attributable to taxable years of the Advisor and/or its Subsidiaries ending after the Effective Time. The termination of the Tax Sharing Agreement shall contain such other terms and conditions as the Special Committee, on behalf of CHP, in its sole discretion, shall determine to be necessary or appropriate. Any and all amounts payable by the Surviving Corporation (as the successor to the Advisor under the Tax Sharing Agreement) to the “Parent” (as defined in the Tax Sharing Agreement) pursuant to or as a result of the Tax Sharing Agreement shall be a CHP Indemnity Claim (as defined in Section 12.1 below) under Section 12.1(iv) below, and shall be covered by the guaranty of the Guarantor pursuant to Section 13.2 of this Agreement. The termination of the Tax Sharing Agreement shall provide that the Surviving Corporation (as the successor to the Advisor under the Tax Sharing Agreement) shall have the right to satisfy any and all obligations for payment thereunder by assigning to the party to which such payment is owed, the Surviving Corporation’s rights to the corresponding CHP Indemnity Claim (including its rights against the Guarantor with respect thereto); and

(q) Employee Stock Purchase Agreements. Each of the Employee Stock Purchase Agreements shall have been amended by the parties thereto, except as to James M. Seneff, Jr. and Robert A. Bourne, effective as of the Closing, in order to add CHP as a party thereto and to provide that, following the Merger, CREG shall retain the Purchase Option (as such term is defined in the applicable Employee Stock Purchase Agreement) and all rights and benefits to which it is otherwise entitled pursuant to such Employee Stock Purchase Agreement; provided however, that to the extent that in connection with or following a Termination Event (as such term is defined in the applicable Employee Stock Purchase Agreement) triggering the effectiveness of the Purchase Option, the CNL Group, any member of the CNL Group or any of their respective Affiliates hires the Purchaser party to such Employee Stock Purchase Agreement, the Purchase Option shall be exercisable solely by CHP (or its designee) for its benefit, but all of the other rights and benefits to which CREG is entitled pursuant to such Employee Stock Purchase Agreement shall remain in full force and effect; it being understood that, CHP shall also be entitled to such rights pursuant to such Employee Stock Purchase Agreement necessary to enforce its rights with respect to the Purchase Option;

      10.3     Conditions to Obligation of the Stockholders and the Advisor. The obligation of the Stockholders and the Advisor to consummate the Merger and take the actions to be performed by them in connection with the Closing is subject to satisfaction or waiver by the Representative of the following conditions:

(a) Officers Certificate. CHP and CHPAC shall have delivered to the Stockholders and the Advisor a certificate to the effect that:

(i) the representations and warranties set forth in Article 6 above that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of the Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those not qualified as to materiality shall be true and correct in all material respects, as of such earlier date);

(ii) CHP and CHPAC shall have performed and complied in all material respects with all of its covenants and obligations to be performed by it under this Agreement at or prior to the Closing Date; and

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the Merger or (B) cause the Merger to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(b) Merger Consideration. CHP shall have delivered to the Stockholders the Merger Consideration pursuant to Section 4.2;

(c) Material Adverse Effect. Since March 31, 2004, there shall not have occurred any Material Adverse Effect on CHP;

(d) Registration Rights Agreement. The registration rights agreement, in substantially the form attached hereto as Exhibit B, except for such changes therein as may be agreed upon by the Representative and the Special Committee on behalf of CHP, in its sole discretion, shall have been executed and delivered by the parties thereto; and

(e) FARS Note. CHP shall have assumed and concurrently with the Closing shall repay in full, by wire transfer to an account designated by FARS in writing not less than two business days prior to the Closing, the FARS Note.

ARTICLE 11

TERMINATION

      11.1     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of CHP, by the mutual written consent of the Advisor and the Special Committee on behalf of CHP.

      11.2     Termination by Either CHP or the Advisor. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee on behalf of CHP (i) in the event of a failure of a condition to the obligations of CHP and CHPAC set forth in Section 10.1 or Section 10.2 of this Agreement or, (ii) no later than the time of the CHP Stockholders Meeting, in the event that the Special Committee shall have determined that it is not satisfied, in its sole discretion, with the results of its examination of the books, records, assets, liabilities, prospects and business of the Advisor; (b) by the Representative in the event of a failure of a condition to the obligations of the Stockholders or the Advisor set forth in Section 10.1 or Section 10.3 of this Agreement; (c) by either party in the event the Closing has not occurred on or before November 30, 2004; or (d) by either party in the event that a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to clause (a), (b), or (c) above shall not be available to any Party whose breach of this Agreement has been a principal cause for the failure of the condition referred to in said clause.

      11.3     Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 11, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any willful breach of this Agreement.

ARTICLE 12

INDEMNIFICATION

      12.1     Indemnity Obligations of the Stockholders. Subject to Section 12.5 and Section 12.6 hereof, each of the Stockholders, other than FARS (the “Indemnifying Stockholders”), hereby severally, in accordance with his or its Pro Rata Percentage of the Merger Consideration, agrees to indemnify and hold CHP and the

Surviving Corporation harmless from, and to reimburse CHP and the Surviving Corporation for, any CHP Indemnity Claims arising under the terms and conditions of this Agreement; provided, however, that CREG hereby additionally agrees to assume and be solely responsible for, the pro rata portion of any CHP Indemnity Claim that would otherwise have been attributable to FARS as a Stockholder pursuant to this Article 12. For purposes of this Agreement, the term “CHP Indemnity Claim” shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of the Indemnifying Stockholders or the Advisor which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or the Advisor which are contained in or made pursuant to this Agreement; (iii) Taxes which may become due and owing by the Advisor by reason of the Merger or transactions undertaken in connection with the Merger other than by reason of the Merger not being treated as a reorganization under Section 368(a)(1)(A) of the Code; (iv) any Taxes which may be imposed upon the Advisor or any Subsidiary of the Advisor (or any successor to any of the foregoing) pursuant to Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any taxable period by reason of the inclusion of the Advisor or any Subsidiary of the Advisor (or any predecessor to any of the foregoing) in any “affiliated group of corporations” as defined for purposes of Section 1504 of the Code, whether pursuant to the Tax Sharing Agreement or otherwise; and (v) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

      12.2     Indemnity Obligations of CHP. CHP and the Surviving Corporation hereby jointly and severally agree to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term “Stockholder Indemnity Claim” shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by any of the Stockholders resulting from (i) any breach of any representation and warranty of CHP and CHPAC which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant hereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of CHP and CHPAC which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.2.

      12.3     Appointment of Representative. Each of the Stockholders (other than FARS) hereby appoints James M. Seneff, Jr. as its exclusive agent to act on its behalf with respect to any and all Stockholder Indemnity Claims and any and all CHP Indemnity Claims arising under this Agreement and for such other purposes specified in this Agreement. In the event that James M. Seneff, Jr. is unable or unwilling to serve in such capacity, then another representative of the Stockholders (other than FARS) may be appointed by a majority in interest of the Stockholders (other than FARS). Such agent is herein referred to as the “Representative.” The Representative shall take, and the Stockholders (other than FARS) agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders (other than FARS), as fully as if such Parties were acting on their own behalf, including, without limitation, asserting Stockholder Indemnity Claims against CHP, defending all CHP Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and CHP Indemnity Claims, conducting negotiations with CHP and its representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. CHP shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Stockholders (other than FARS). The Representative, acting pursuant to this Section 12.3, shall not be liable to any other Stockholder for any act or omission, except in connection with any act or omission that was the result of the Representative’s bad faith or gross negligence.

      12.4     Notification of Claims. Subject to the provisions of Section 12.5 and Section 12.9, in the event of the occurrence of an event which any Party asserts constitutes a CHP Indemnity Claim or a Stockholder

Indemnity Claim, as applicable, such Party shall provide the indemnifying Party with prompt notice of such event and shall otherwise make available to the indemnifying Party all relevant information which is material to the claim and which is in the possession of the indemnified Party. If such event involves the claim of any third party (a “Third-Party Claim”), the indemnifying Party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying Party in connection with the handling of such claim, at the sole expense of the indemnifying Party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying Party unless and until the indemnifying Party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified Party’s failure to give timely notice or to furnish the indemnifying Party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such Party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying Party. If so desired by any indemnifying Party, such Party may elect, at such Party’s sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified Parties, insofar as such claim relates to the liability of the indemnifying Party, provided that such indemnifying Party shall obtain the consent of all indemnified Parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified Party any material liability or obligation not covered by the indemnity obligations of the indemnifying Parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified Party, or the indemnifying Party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

      12.5     Survival. All representations and warranties contained in or made pursuant to this Agreement, and the rights of the Parties to seek indemnification hereunder with respect to such representations and warranties, shall survive for a period equal to eighteen (18) months after the Closing Date; provided, however, the representations and warranties contained in Sections 5.2, 6.2, 6.4, 7.3, 7.9, 7.10, 7.11, 7.19, 7.20, 7.21 and 7.23, and the rights of the Parties to seek indemnification hereunder with respect to such representations and warranties, shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. All covenants and agreements of the Parties contained in or made pursuant to this Agreement, and the rights of the Parties to seek indemnification hereunder with respect to such covenants and agreements, shall survive until the later of: (i) eighteen (18) months after the Closing Date; (ii) sixty (60) days after the expiration of the statute of limitations applicable to the subject matter of such covenant or agreement, or (iii) sixty (60) days after the end of the time period expressly set forth in such covenant or agreement. No indemnification claim hereunder shall be made after expiration of the applicable survival period, but the expiration of the survival period with respect to a representation and warranty or covenant and agreement shall not limit or affect the right of a Party to obtain indemnification hereunder after any such expiration date with respect to any Claim duly made in accordance with this Agreement prior to such expiration date.

      12.6     Limitations. Notwithstanding the foregoing provisions of this Article 12, subject to the last sentence of this Section 12.6, in no event (i) shall the Stockholders or any of them have any liability to CHP and/or CHPAC on account of any CHP Indemnity Claim or for any claim for breach of warranty or for misrepresentation, or any other claim whatsoever arising under this Agreement or in connection with the transactions contemplated herein (individually a “Claim” and collectively, “Claims”) or for any loss, damage, deficiency, liability, obligation, suit, action, judgment, fee, cost or expense of any nature whatsoever directly resulting from Claims (collectively, “Losses”) unless, until and only to the extent that the accumulated amount of all Losses exceeds the amount of $200,000 in the aggregate, nor (ii) shall the individual liability of any Stockholder on account of Claims and Losses exceed an amount equal to the sum of the following (the “Stockholder Consideration”): (A) the amount of cash received by such Stockholder hereunder as Merger Consideration, plus (B) the value of the CHP Common Shares received by such Stockholder hereunder as Merger Consideration, calculated based on the Per Share Price, provided, however, that in the case of CREG, the amount of Stockholder Consideration received by FARS shall be added to CREG’s Stockholder Consideration. To the extent that any Claim is asserted against one or more Stockholders, each Stockholder shall be liable only for such Stockholder’s pro rata share based upon the amount of the Stockholder Consideration received by each such Stockholder. Any Claim against a Stockholder, including a CHP Indemnity Claim, may be satisfied by such Stockholder, in such Stockholder’s sole discretion, by surrendering to the claimant(s) CHP Common Shares at a value equal to the closing price per share of such shares on the NYSE on the 30-trading day period preceding the date such CHP Common Shares are surrendered for payment. Notwithstanding the foregoing, the limitations set forth in the first sentence of this Section 12.6 shall not apply to Claims or Losses arising as a result of (i) a breach of the representations and warranties contained in Sections 7.11 and 7.31 of this Agreement, (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or the Advisor which are contained in or made pursuant to Sections 8.8, 8.14, 8.17, 9.5 and 9.8 of this Agreement; (iii) Taxes which may become due and owing by the Advisor by reason of the Merger or transactions undertaken in connection with the Merger; or (iv) any Taxes which may be imposed upon the Advisor or any Subsidiary of the Advisor (or any successor to any of the foregoing) pursuant to Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any taxable period by reason of the inclusion of the Advisor or any Subsidiary of the Advisor (or any predecessor to any of the foregoing) in any “affiliated group of corporations” as defined for purposes of Section 1504 of the Code, whether pursuant to the Tax Sharing Agreement or otherwise.

      12.7     Exclusive Provisions: No Rescission. Except as set forth in this Agreement, no Party is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any Party, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the Parties under the provisions of Article 12 and Section 9.8 shall be the sole and exclusive remedy available to the Parties with respect to claims, assertions, events or proceedings arising out of or relating to the Merger, except (i) for any statutory or common law remedy for fraud and (ii) for any liability for willful breach by FARS of the representations and warranties contained in Article 5 of this Agreement, solely as they relate to FARS, and of the covenants contained in Article 8 of this Agreement, solely as they relate to FARS.

      12.8     Waiver of Counterclaims. If and to the extent that any Stockholder, by virtue of being an Indemnifying Stockholder under this Agreement, would as a former stockholder of the Advisor or Affiliate of the Advisor prior to the Effective Time have been entitled to seek directly or indirectly any claim against CHP and/or the Surviving Corporation for indemnification under the Advisory Agreements or under the charter or bylaws of CHP arising out of the Merger or this Agreement, each such Stockholder hereby waives and releases CHP and/or the Surviving Corporation from any such potential claim.

      12.9     Further Cooperation. Prior to taking any action or position, making any election or filing any document, report, notice or return with respect to any matter which may result in a CHP Indemnity Claim under Section 12.1(iii) (a “Proposed Indemnity Action”), CHP shall notify the Representative or its designee, of the Proposed Indemnity Action, including any relevant data and documents of CHP supporting the Proposed Indemnity Action. CHP shall consult in good faith with and permit the Representative a reasonable period of time to comment on its proposed course of action regarding such Proposed Indemnity Action prior to taking such action.

ARTICLE 13

REPRESENTATIONS, WARRANTIES AND GUARANTEES OF GUARANTOR

      13.1     Representations, Warranties and Covenants. Guarantor hereby represents, warrants and covenants to CHP and CHPAC that:

(a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the full and unrestricted corporate power and authority to execute and deliver this Agreement and to carry out the obligations contemplated hereby, (b) this Agreement, when executed and delivered by Guarantor, will be the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, (c) the execution, delivery and performance of this Agreement, the fulfillment of and compliance with the terms and provisions hereof, and the obligations contemplated hereby by Guarantor do not and will not (i) conflict with, or constitute a breach or default under, Guarantor’s articles or certificate of incorporation or bylaws or any agreement, contract, commitment, or instrument to which Guarantor is a party or to which it is bound or subject, (ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or (iii) conflict with, or violate any applicable law, and (d) Guarantor has not previously granted and will not grant any rights to any third party which are, nor contract with any third party in any manner which is, inconsistent with the rights granted herein.

(b) Guarantor owns, and as of the Effective Time will own, all of the outstanding shares of capital stock of CREG and has a net worth of not less than $100 million.

(c) There are no actions, suits, claims, arbitrations, proceedings or investigations pending, or threatened in writing against, affecting or involving Guarantor that would affect Guarantor’s ability to perform its obligations and agreements in this Agreement, and there is no Basis for any such actions, suits, claims, arbitrations, proceedings or investigations.

      13.2     Guarantee.

      (a) Guarantor irrevocably guarantees the indemnification obligations of each and every Stockholder pursuant to Section 9.8 and Article 12 of this Agreement (on the same terms, conditions and limitations set forth in such provisions) (individually, a “Stockholder’s Obligations”, and collectively referred to as “Stockholders’ Obligations”). Guarantor consents to any and all amendments, modifications, forbearances and extensions of time of payment and performance of the Stockholders’ Obligations under this Agreement as may be agreed in writing by the Advisor and/or the Representative and CHP and/or the Surviving Corporation and to any and all changes in terms, covenants, and conditions thereof as may be agreed in writing by the Advisor and/or the Representative and CHP and/or the Surviving Corporation, it being the intention hereof that Guarantor shall remain liable as a principal to the extent of any Stockholder’s, and only to the extent of such Stockholder’s, failure to perform and comply with any Stockholder’s Obligations in accordance with the terms of this Agreement. CHP and the Surviving Corporation will not be required to pursue or exhaust any remedies as against any Stockholder as a condition to enforcing Guarantor’s obligations under this Section 13.2. In the event that Guarantor is required to pay any amount pursuant to this Section 13.2(a), Guarantor shall have a right of subrogation as to each Stockholder (other than FARS) for the Stockholder’s pro rata share (determined pursuant to Section 12.6 of this Agreement) of such amount.

      (b) Guarantor agrees that the obligations of Guarantor as a guarantor shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release or limitation of liability of any Stockholder resulting from the operation of any present or future provision of the federal bankruptcy laws or other successor or similar statute, or from the decision of any court applying, interpreting or enforcing such laws. Without limiting the preceding sentence, it is expressly understood and agreed among the Parties and Guarantor that Guarantor’s obligation to CHP and the Surviving Corporation will continue notwithstanding any Stockholder’s bankruptcy.

      (c) Guarantor agrees that in the event that CHP and/or the Surviving Corporation demands in writing that Guarantor fulfill its obligations under this Article 13 and Guarantor does not comply, then if CHP and/or the Surviving Corporation retains or engages an attorney or attorneys to enforce this guarantee in a court proceeding and CHP and/or the Surviving Corporation prevails in enforcement of this guarantee in such court proceeding, Guarantor will reimburse CHP and/or the Surviving Corporation for all reasonable expenses incurred by CHP and/or the Surviving Corporation, including reasonable attorneys’ fees and disbursements.

      (d) Guarantor agrees that, so long as any of the Stockholders’ Obligations remain in effect, (i) it will not knowingly take any action that could reasonably be expected to diminish the value to CHP and the Surviving Corporation of the guaranty provided by the Guarantor pursuant to this Article 13 and (ii) it will not enter into any transaction, including a merger, consolidation or similar transaction, unless the obligations of the Guarantor pursuant to this Article 13 are expressly assumed by the acquiring corporation or entity.

ARTICLE 14

MISCELLANEOUS

      14.1     Limitation on Obligations of FARS. Notwithstanding anything in this Agreement to the contrary, FARS shall not have any liabilities or obligations pursuant to this Agreement as a Stockholder or otherwise as a Party to this Agreement, including pursuant to Article 8 of this Agreement, except (i) as set forth in Article 4 of this Agreement in connection with the procedures for the surrender of any Advisor Common Share Certificates in exchange for the payment of the Merger Consideration, (ii) any liability for the willful breach by FARS of the representations and warranties contained in Article 5 of this Agreement, solely as they relate to FARS, and (iii) any liability for the willful breach by FARS of the covenants of FARS set forth in the immediately succeeding sentence, as described below. Notwithstanding anything in this Agreement to the contrary, FARS (x) shall not take any action, or omit to take any action, that would adversely affect the ability of the Advisor, CHP or CHPAC to consummate the Merger on the terms set forth in this Agreement, and (y) shall cooperate with the other Parties to this Agreement in order to effectuate the consummation of the Merger on the terms set forth in this Agreement; it being understood and agreed that FARS shall not have any liability or obligation with respect to the covenants contained in this sentence except to the extent of a willful breach thereof by FARS. The Parties acknowledge that FARS would not have agreed to enter into this Agreement without the limitations on its liabilities and obligations as a Party to this Agreement specified in this Section 14.1.

      14.2     Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of CHP and the Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its commercially reasonable efforts to consult with the other Parties prior to making the disclosure).

      14.3     No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      14.4     Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      14.5     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his rights, interests, or obligations hereunder without the prior written approval of CHP and the Representative; provided, however, that CHP may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases CHP nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      14.6     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      14.7     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      14.8     Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then effective two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Advisor or the Stockholders:

      c/o James M. Seneff, Jr.

      CNL Center at City Commons
      450 South Orange Avenue
      Orlando, Florida 32801
      Telecopy: (407) 650-1011

      With copy to:

      Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

      450 South Orange Avenue, Suite 800
      Orlando, Florida 32801
      Attn: Richard Davidson, Esq.
      Telecopy: (407) 843-4444

      If to FARS:

      Five Arrows Realty Securities II, L.L.C.

      c/o John D. McGurk, President
      Matthew W. Kaplan, Managing Director
      Rothschild Realty Inc.
      1251 Avenue of the Americas
      New York, NY 10020
      Telecopy: (212) 403-3578

      With copy to:

      Schulte Roth & Zabel LLP

      919 Third Avenue
      New York, NY 10022
      Attn: Andre Weiss, Esq.
      Telecopy: (212) 593-5955

      If to CHP and CHPAC:

      Thomas J. Hutchison III

      Chief Executive Officer
      CNL Hospitality Properties, Inc.
      CNL Center at City Commons
      450 South Orange Avenue
      Orlando, Florida 32801
      Telecopy: (407) 835-3229

      With copy to:

      Special Committee of CNL Hospitality Properties, Inc.

      CNL Center at City Commons
      450 South Orange Avenue
      Orlando, Florida 32801
      Attn: Chairman of the Special Committee
      Telecopy: (407) 835-3229

      Greenberg Traurig, LLP

      The MetLife Building
      200 Park Avenue
      New York, NY 10166
      Attn: Judith D. Fryer, Esq.
      Telecopy: (212) 801-6400

      Hogan & Hartson L.L.P.

      555 Thirteenth Street, N.W.
      Washington, D.C. 20004
      Attn: J. Warren Gorrell, Jr., Esq.
      Telecopy: (202) 637-5910

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      14.9     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK (EXCEPT FOR THE RELATIVE RIGHTS AND OBLIGATIONS OF THE STOCKHOLDERS OF CHPAC AND THE ADVISOR, WHICH WILL BE GOVERNED BY THE CORPORATE LAWS OF THE STATES OF FLORIDA).

      14.10     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by CHP and the Representative. Any amendment that adversely affects the rights and obligations of FARS pursuant to this Agreement must also be approved in writing by FARS. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      14.11     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      14.12     Expenses. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; it being understood and agreed that the expenses of Legg Mason as set forth in Section 7.26 and of counsel to the Advisor will be paid by the Advisor prior to the Closing (consistent with Section 8.17).

      14.13     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      14.14     Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      14.15     Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

      14.16     Submission to Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT.

      IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written, and, in the case of any Stockholder, has irrevocably made the election to receive CHP Common Shares or cash in lieu of CHP Common Shares set forth below and set forth opposite such Stockholder’s name on Schedule I to this Agreement.

CNL HOSPITALITY PROPERTIES, INC.

By:	/s/ C. BRIAN STRICKLAND

Name: C. Brian Strickland

Title:	Executive Vice President

CNL HOSPITALITY PROPERTIES ACQUISITION CORP.

By:	/s/ C. BRIAN STRICKLAND

Name: C. Brian Strickland

Title:	Executive Vice President

Advisor:

CNL HOSPITALITY CORP.

By:	/s/ JOHN A. GRISWOLD

Name: John A. Griswold

Title:	President

Stockholders:

Stockholders Electing to Receive CHP Common
Shares:

CNL REAL ESTATE GROUP, INC.

By:	/s/ JAMES M. SENEFF, JR.

Name: James M. Seneff, Jr.

Title:	Chairman and Chief Executive Officer

/s/ JAMES M. SENEFF, JR.

James M. Seneff, Jr.

/s/ ROBERT A. BOURNE

Robert A. Bourne

/s/ C. BRIAN STRICKLAND

C. Brian Strickland

/s/ THOMAS J. HUTCHISON, III

Thomas J. Hutchison, III

/s/ JOHN A. GRISWOLD

John A. Griswold

/s/ PAUL H. WILLIAMS

Paul H. Williams

/s/ BARRY A.N. BLOOM

Barry A.N. Bloom

Stockholders Electing to Receive Cash in
Lieu of CHP Common Shares:

FIVE ARROWS REALTY SECURITIES II, LLC

By:	/s/ MATTHEW W. KAPLAN

Name: Matthew W. Kaplan
Title: Manager

Guarantor:

CNL FINANCIAL GROUP, INC.

By:	/s/ ROBERT A. BOURNE

Name: Robert A. Bourne

Title:	President

SCHEDULE I

					Number of CHP
				Election to	Common
	Number of Shares	Number of Shares		Receive	Shares/Amount of
	of Class A	of Class B	Pro Rata	Cash or CHP	Cash to be
Stockholder	Common Stock	Common Stock	Percentage	Common Shares	Delivered

CNL Real Estate Group, Inc.	1,800.00		53.3000%	CHP Common Shares	TBD
Five Arrows Realty Securities II, L.L.C.	200.00	137.71	10.0000%	Cash	$29.7 million
Robert A. Bourne		516.70	15.3001%	CHP Common Shares	TBD
James M. Seneff, Jr.		516.70	15.3001%	CHP Common Shares	TBD
C. Brian Strickland		45.93	1.3600%	CHP Common Shares	TBD
Thomas J. Hutchison, III		106.72	3.1601%	CHP Common Shares	TBD
John A. Griswold		30.39	0.8999%	CHP Common Shares	TBD
Paul H. Williams		11.48	0.3399%	CHP Common Shares	TBD
Barry A.N. Bloom		11.48	0.3399%	CHP Common Shares	TBD

Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is entered into as of June 17, 2004 by and among CNL HOSPITALITY PROPERTIES, INC., a Maryland corporation (“CHP”), CNL HOSPITALITY PROPERTIES ACQUISITION CORP., a Florida corporation and wholly-owned subsidiary of CHP (“CHPAC”), CNL HOSPITALITY CORP., a Florida corporation (the “Advisor”), CNL FINANCIAL GROUP, INC., a Florida corporation (“Guarantor”), Five Arrows Realty Securities II, LLC, a Delaware limited liability company, and James M. Seneff, Jr. (the “Representative”), as the “Representative” pursuant to Section 12.3 of that certain Agreement and Plan of Merger, dated as of April 29, 2004, entered into by and among CHP, CHPAC, the Advisor, the stockholders of the Advisor identified therein, and Guarantor (the “Merger Agreement”), for the purpose of amending the Merger Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

      WHEREAS, the Special Committee of the Board of Directors of CHP (the “Special Committee”) has determined that it is advisable and appropriate to amend certain provisions of the Merger Agreement as provided herein and has recommended that the Board of Directors of CHP approve such amendments;

      WHEREAS, the Board of Directors of CHP (excluding any member of the Board of Directors of CHP who is a stockholder or an affiliate of any stockholder of the Advisor), based on the recommendation of the Special Committee, has determined that it is advisable and appropriate to amend certain provisions of the Merger Agreement as provided herein;

      WHEREAS, the Representative has determined, on behalf of the stockholders of the Advisor (other than Five Arrows Realty Securities II, LLC), that it is advisable and appropriate to amend certain provisions of the Merger Agreement as provided herein; and

      WHEREAS, pursuant to Section 14.10 of the Merger Agreement, the parties hereto desire to amend certain provisions of the Merger Agreement as provided herein;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Clarification of Timing of Underwritten Offering.

      (a) The definition of “Per Share Price” contained in Section 1.1 of the Merger Agreement is deleted and replaced with the following:

“Per Share Price” shall mean, (i) if the Underwritten Offering is or is to be consummated prior to, concurrently with or immediately following the Closing, the per share offering price to the public of CHP Common Shares in the Underwritten Offering or, (ii) if the Underwritten Offering shall not have been consummated prior to the Closing or will not otherwise be consummated concurrently with or immediately following the Closing, the greater of (A) $10.00 per share (which amount shall be proportionately adjusted if the number of outstanding CHP Common Shares is increased or decreased after the date of this Agreement on account of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend or other pro rata distribution payable in capital stock of CHP) or (B) the average closing price per share of the CHP Common Shares on the NYSE for the 20-trading day period ending on the second business day prior to the Closing.

      (b) Section 10.1(b) of the Merger Agreement is deleted and replaced with the following:

“(b) NYSE Listing. CHP Common Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance (the “Listing”), and, if the Underwritten Offering shall not have been consummated or if there shall not be reasonable certainty of consummation of the

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Underwritten Offering concurrently with or immediately following the Closing, a period of not less than 45 days shall have been completed.”

      (c) Section 10.2(b) of the Merger Agreement is hereby deleted and replaced with the following:

“(b) Underwritten Offering. CHP’s proposed concurrent firm-commitment underwritten public offering of CHP Common Shares and preferred shares (the “Underwritten Offering”) shall have been consummated or there shall be reasonable certainty of consummation of the Underwritten Offering concurrently with or immediately following the Closing.”

Section 2. CHP Charter Amendment.

      (a) The second sentence of Section 8.6 of the Merger Agreement is hereby amended in its entirety to read as set forth below:

“CHP shall include in the Proxy Statement proposals with respect to (i) an equity compensation plan that would provide for stock options or stock awards representing 10,000,000 CHP Common Shares to be reserved for issuance to employees and directors of CHP or its subsidiaries, with the terms of any such equity compensation plan to be subject to the approval of the Compensation Committee of the Board of Directors of CHP, and (ii) amendments to the charter of CHP in substantially the form attached to this Agreement as Exhibit A, or in such other form as CHP and the Advisor shall mutually agree in writing (the “CHP Charter Amendment”).”

      (b) Section 10.2 of the Merger Agreement is hereby amended by adding the following new Section 10.2(r):

“(r) Appraisal Rights. Holders of, in the aggregate, 1% or more of the CHP Common Shares outstanding as of the date of the CHP Stockholders Meeting shall not have exercised or purported to have exercised appraisal rights under applicable provisions of Maryland General Corporation Law with respect to one or more of the amendments contained in the CHP Charter Amendment by filing with CHP a written objection thereto and not otherwise voting in favor thereof (or by taking such other actions required to be taken at such time in order to exercise appraisal rights pursuant to applicable provisions of Maryland General Corporation Law).”

Section 3. Construction of Merger Agreement.

      The Merger Agreement shall be read together and shall have the same force and effect as if the provisions of the Merger Agreement and this First Amendment were contained in one document; and, in the event of any actual or apparent conflict, this First Amendment shall control without regard to whether any provision of the Merger Agreement is specifically named in this First Amendment. The Merger Agreement shall remain in full force and effect in accordance with its terms, as amended by this First Amendment.

Section 4. Counterparts.

      This First Amendment may be executed and delivered in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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